Exhibit 10.1

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

among

BLUEGREEN VACATIONS CORPORATION, a Florida corporation,

as Borrower,

THE GUARANTORS
FROM TIME TO TIME PARTY HERETO,

THE LENDERS
FROM TIME TO TIME PARTY HERETO,

and

FIFTH THIRD BANK,
as Administrative Agent and L/C Issuer

DATED AS OF OCTOBER 23, 2019

_________________________________________________

FIFTH THIRD BANK,
bofa securities, inc.
and
KEYBANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers

BANK OF AMERICA, N.A.
and
KEYBANK NATIONAL ASSOCIATION,
as Co-Syndication Agents

zions Bancorporation, N.A. dba National Bank of Arizona,
and
Citizens Bank, N.A.,
as Co-Documentation Agents

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-ii-

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EXHIBITS

Exhibit A	Form of Notice of Payment Request
Exhibit B	Form of Notice of Borrowing
Exhibit C	Form of Notice of Continuation/Conversion
Exhibit D-1	Form of Revolving Note
Exhibit D-2	Form of Term Note
Exhibit D-3	Form of Swing Note
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Assumption
Exhibit G	Form of Additional Guarantor Supplement
Exhibit H	Form of Access Agreement
Exhibit I	Form of Funding Indemnity Letter

SCHEDULES

Schedule 1.1	Commitments
Schedule 1.2	Guarantors
Schedule 1.3	Non-Guarantors
Schedule 5.5	Litigation
Schedule 5.9	ERISA
Schedule 5.10	Subsidiaries
Schedule 5.12	Environmental Matters
Schedule 5.24	Material Agreements

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 23, 2019, by and among BLUEGREEN VACATIONS CORPORATION, a Florida corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to this Agreement, as Guarantors, the various institutions from time to time party to this Agreement, as Lenders, and FIFTH THIRD BANK (“Fifth Third”), as Administrative Agent and L/C Issuer.

PRELIMINARY STATEMENTS:

Pursuant to that certain Amended and Restated Credit Agreement, dated as of the Original Closing Date (as amended, supplemented or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”), among the Borrower, the Guarantors, the various financial institutions from time to time party thereto (collectively, the “Existing Lenders”) and the Administrative Agent, the Existing Lenders agreed to make extensions of credit to the Borrower on the terms and conditions set forth therein, including making loans (the “Existing Loans”) to the Borrower.

The Borrower has requested that the Existing Credit Agreement be amended and restated in its entirety to become effective and binding on the Loan Parties pursuant to the terms of this Agreement, and the Lenders (including certain of the Existing Lenders) have agreed (subject to the terms of this Agreement) to amend and restate the Existing Credit Agreement in its entirety to read as set forth in this Agreement, and it has been agreed by the parties to the Existing Credit Agreement that (a) the commitments which the Existing Lenders have agreed to extend to the Borrower under the Existing Credit Agreement shall be extended or advanced upon the amended and restated terms and conditions contained in this Agreement; and (b) the Existing Loans and other Secured Obligations (as defined in the Existing Credit Agreement) shall be governed by and deemed to be outstanding under the amended and restated terms and conditions contained in this Agreement and the other Loan Documents, with the intent that the terms of this Agreement shall supersede the terms of the Existing Credit Agreement (each of which shall hereafter have no further effect upon the parties thereto, other than for accrued fees and expenses, and indemnification provisions accrued and owing, under the terms of the Existing Credit Agreement on or prior to the Closing Date or arising (in the case of indemnification) under the terms of the Existing Credit Agreement).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1.    DEFINITIONS; INTERPRETATION.

Section 1.1    Definitions. The following terms when used herein shall have the following meanings:

“Access Agreement” means an Access Agreement substantially in the form attached hereto as Exhibit H.

“Adjusted EBITDA” for any accounting period means, without duplication, the Borrower’s Income (Loss), plus for the same accounting period the sum of: (a) Other Interest Expense; (b) Provision (Benefit) For Income Taxes; (c) Depreciation and Amortization; (d) Stock Compensation Expense; (e) Non-Cash Intangible Asset Impairment Charges; (f) Long Term Incentive Compensation; (g) Severance; (h) to the extent deducted in calculating such Income (Loss), any extraordinary, unusual or non-recurring cash charges, expenses or losses for such accounting period arising out of the Bass Pro Shops Dispute, including (i) charges associated with the cash settlement of the Bass Pro Shops Dispute and (ii) costs, fees and expenses incurred by the Borrower in connection with the Bass Pro Shops Dispute, including costs, fees and expenses relating to any advisors, legal counsel or counsels engaged by the Borrower in connection with of the Bass Pro Shops Dispute (net of the aggregate amount in respect of insurance or similar reimbursement, indemnity or other payments actually received in cash by the Borrower in connection with the settlement of the Bass Pro Shops Dispute); and (i) to the extent deducted from Income (Loss), any non-recurring cash expenses, costs or charges incurred by the Borrower or its Subsidiaries during such accounting period and approved by the Administrative Agent; provided that the aggregate amount of all such cash expenses, costs or charges added back pursuant to this clause (i) shall not, in the aggregate in any applicable period, exceed 5% of Adjusted EBITDA in such period without the consent of the Required Lenders (calculated before giving effect to any adjustments pursuant to this clause (i)); less for the same accounting period the sum of (x) Other Interest Income and (y) Recoveries.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum equal to the quotient of (a) LIBOR, divided by (b) one (1) minus the Reserve Percentage; provided that if the Adjusted LIBOR shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Administrative Agent” means Fifth Third Bank, as contractual representative for itself and the other Lenders and any successor pursuant to Section 9.7.

“Administrative Questionnaire” means, with respect to each Lender, an Administrative Questionnaire in a form supplied by the Administrative Agent and duly completed by such Lender.

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 5% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 5% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person. Notwithstanding anything to the contrary contained in this definition, (a) under no circumstances shall the Borrower be deemed an Affiliate of any 5% or greater shareholder of the Borrower or any Affiliate of such shareholder who is not a Direct Affiliate of the Borrower, nor shall any such shareholder be deemed to be an Affiliate of the Borrower; and (b) BBX Capital Corporation shall not be deemed to be an Affiliate of the

Borrower. For purposes of this definition, any Person included in the Borrower’s GAAP consolidated financial statements shall be an Affiliate of the Borrower (a “Direct Affiliate”).

“Agreement” means this Second Amended and Restated Credit Agreement, dated as of the date first set forth above, by and among the Borrower, the direct and indirect Subsidiaries of the Borrower from time to time party hereto, as Guarantors, the various institutions from time to time party hereto, as Lenders, and Fifth Third, as Administrative Agent and L/C Issuer, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq, the UK Bribery Act of 2010 and all other laws, rules, and regulations of any jurisdiction applicable to any Loan Party or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means any laws relating to the prevention of terrorism or money laundering, including the Patriot Act and all OFAC rules and regulations, including Executive Order 13224.

“Applicable Law” means any and all applicable federal, state, local and/or applicable foreign statutes, ordinances, rules, regulations, court orders and decrees, administrative orders and decrees, and other legal requirements applicable to the Agreement, the Collateral Documents, the Loan Parties or the Collateral or any portion thereof, including, but not limited to, applicable provisions of the Credit Protection Laws, applicable credit disclosure laws and regulations, applicable provisions of the Fair Labor Standards Act, applicable provisions of the Americans with Disability Act, applicable state timeshare registration laws and all applicable state and federal usury laws.

“Applicable Margin”  means, for any day, the rate per annum set forth below opposite the applicable Level then in effect (based on the Total Net Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Base Rate Loans shall be the percentage set forth under the column “Revolving Loans” and “Base Rate”, (b) Revolving Loans that are Eurodollar Loans shall be the percentage set forth under the column “Revolving Loans” and “Eurodollar & L/C Participation Fee”, (c) that portion of the Term Loans comprised of Base Rate Loans shall be the percentage set forth under the column “Term Loans” and “Base Rate”, (d) that portion of the Term Loans comprised of Eurodollar Loans shall be the percentage set forth under the column “Term Loans” and “Eurodollar & L/C Participation Fee”, (e) the L/C Participation Fee shall be the percentage set forth under the column “Revolving Loans” and “Eurodollar & L/C Participation Fee”, and (f) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin
Level	Total Net Leverage Ratio	Eurodollar & L/C Participation Fee		Base Rate		Commitment Fee
		Revolving Loans	Term Loans	Revolving Loans	Term Loans
1	< 1.00 to 1.00	2.00%	2.00%	1.00%	1.00%	0.25%
2	≥ 1.00 to 1.00 but < 2.00 to 1.00	2.25%	2.25%	1.25%	1.25%	0.35%
3	≥ 2.00 to 1.00	2.50%	2.50%	1.50%	1.50%	0.45%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.1(c); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 3 shall apply, in each case as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (a) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.4(e), and (b) the initial Applicable Margin shall be set forth in Level 2 until the first Business Day immediately following the date a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.1(c) for the first fiscal quarter to occur following the Closing Date.  Any adjustment in the Applicable Margin shall be applicable to all applicable Obligations then existing or subsequently made or issued.

“Application” has the meaning specified in Section 2.3(b).

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Fifth Third Bank, in its capacity as Lead Arranger and Sole Bookrunner of the Facilities.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.

“Association” means each non-profit corporation or entity or unincorporated association or cooperative association under Applicable Law, which is responsible for the management and maintenance of a Resort, including any master association which governs a Resort, pursuant to the terms of a related declaration and/or other governing documents.

“Authorized Representative” means those persons shown on the list of officers provided by the Borrower pursuant to Section 3.2 or on any update of any such list provided by the Borrower to the Administrative Agent, or any further or different officers of the Borrower so named by any Authorized Representative of the Borrower in a written notice to the Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Products” means each and any of the following bank products and services provided to any Loan Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, and (c) depository, cash management, and treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Bank Product Liability” of the Loan Parties means any and all of their obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Bank Products.

“Base Rate” means for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced by Fifth Third Bank, from time to time as its “prime rate” as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate (it being acknowledged that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the Federal Funds Rate, plus (ii) .50% and (c) the sum of (i) the Adjusted LIBOR that would be applicable to a Eurodollar Loan with a 1 month Interest Period advanced on such day (or if such day is not a Business Day, the immediately preceding Business Day), plus (ii) 1.00%.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer and in no event shall the Base Rate be less than zero (except that, during any period when any Hedge Agreement is in place in respect of all or any portion of the Loans, the foregoing “zero floor” shall not be applicable to any such Loans).  Fifth Third may make commercial loans or other loans at rates of interest at, above or below the Base Rate.  Any change in the Base Rate shall be effective for purposes of this Agreement on the date of such change without notice to Borrower.

“Base Rate Loan” means a Loan bearing interest at a rate specified in Section 2.4(a).

“Bass Pro Shops Dispute” means the claims made against the Borrower in Bass Pro, LLC and Big Cedar, LLC v. Bluegreen Vacations Unlimited, Inc., Case No. 6:19-cv-03143, brought in the United States District Court for the Western District of Missouri.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BBX Controlled Affiliate” means any other Person that is controlled by, or under common control with, BBX Capital Corporation. For purposes of this definition, “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bluegreen/Big Cedar” means Bluegreen/Big Cedar Vacations, LLC.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the applicable Lenders on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the applicable Lenders according to their Percentages. A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to the Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loans to the other, all as requested by the Borrower pursuant to Section 2.5(a). Borrowings of Swing Loans are made by the Administrative Agent in accordance with the procedures set forth in Section 2.11.

“BRM” means Bluegreen Resorts Management, Inc., a Delaware corporation.

“Business Day” means (a) with respect to all notices and determinations in connection with LIBOR, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (b) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business;  provided that, notwithstanding anything to the contrary in this definition of "Business Day", at any time during which a Hedge Agreement is then in effect with respect to all or a portion of the Obligations, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Hedge Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of the Obligations arising under such Hedge Agreement.  Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“BVU” means Bluegreen Vacations Unlimited, Inc., a Florida corporation.

“Cash Collateral” shall have a meaning correlative to the cash or deposit account balances referred to in the definition of Cash Collateralize set forth in this Section 1.1 and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Administrative Agent, the L/C Issuer, the Swing Line Lender, and the Lenders, as collateral for L/C Obligations, obligations in respect of Swing Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Borrower, (b) the Administrative Agent and (c) the L/C Issuer or the Swing Line Lender, as applicable.

“Cash Equivalents” means, as to any Person, cash equivalents, as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) a change in ownership or control of the Borrower effected through a transaction or series of transactions whereby any Person or group of Persons who are Affiliates directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Borrower possessing more than fifty percent (50%) of the total combined voting power of the Borrower’s securities outstanding immediately after such acquisition, whether by means of a sale, merger, consolidation or otherwise, or (b) any direct or indirect acquisition or purchase of over fifty percent (50%) in fair market value of the consolidated assets of the Borrower and its Affiliates other than through the sale of Vacation Ownership Interests to consumers in the ordinary course of business of the Borrower and its Affiliates, other than with respect to transactions between BBX Controlled Affiliates.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 3.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent in its discretion.

“Club Trust Agreement” means that certain Bluegreen Vacation Club Amended and Restated Trust Agreement, dated as of May 18, 1994, by and among BVU, Bluegreen Resorts Management, Inc., Bluegreen Vacation Club, Inc., and Vacation Trust, Inc., as Trustee, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, or any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.

“Collateral Account” has the meaning specified in Section 4.4(a).

“Collateral Documents” means the Mortgages, the Security Agreement, the Pledge Agreement and all other security agreements, pledge agreements, control agreements, assignments, financing statements and other documents pursuant to which Liens are granted to the Administrative Agent by the Loan Parties or such Liens are perfected, and as shall from time to time secure or relate to the Secured Obligations or any part thereof, but not including any Hedge Agreements or agreements governing Bank Product Liabilities.

“Collateral Report” means a report in the form of Exhibit A to the Security Agreement, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent and the Lenders pursuant to Section 6.1(d).

“Commitment Fee” has the meaning specified in Section 2.13(a).

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Commitment” means a Term Commitment or a Revolving Commitment, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Communications” has the meaning specified in Section 10.8(d)(ii).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Controlled Group” means all members of a controlled group of corporations, limited liability companies, partnerships and all trades or businesses (whether or not incorporated) under common control which, together with any Loan Party, are treated as a single employer under Section 414(b) or (c) of the Code and, for purposes of Section 302 of ERISA and Section 412 of the Code, under section 414(b), (c), (m), and (o) of the Code.

“Covered Party” has the meaning specified in Section 10.26.

“Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan (but excluding an advance of a Revolving Loan made for the purpose of repaying Swing Loans or paying unpaid Reimbursement Obligations), or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.

“Credit Protection Laws” means all applicable federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedure Act, Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Damages” means all damages, including punitive damages, liabilities, costs, expenses, losses, judgments, diminutions in value, fines, penalties, demands, claims, cost recovery actions, lawsuits, administrative proceedings, orders, response action, removal and remedial costs, compliance costs, investigation expenses, consultant fees, attorneys’ and paralegals’ fees and litigation expenses.

“Debt” means with respect to any Person at any date, (a) all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices or amounts payable under “earn out” arrangements as and solely to the extent future revenues are realized and equal or exceed the amount of such “earn out”) which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Finance Leases, (c) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (d) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (e) all Indebtedness of other Persons to the extent guaranteed by such Person, but excluding (x) Subordinated Debt of such Person and (y) Non-Recourse Debt.

“Debtor Relief Laws” means the United States Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States of America or other applicable jurisdictions from time to time in effect.

“Default Rate” has the meaning specified in Section 2.4(c).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 8.6(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its Loans or participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.6(b)) upon delivery of written notice of such determination to the Borrower, the L/C Issuer, and each Lender.

“Depreciation and Amortization” means, for any accounting period, the consolidated depreciation and amortization for the Borrower, determined in accordance with GAAP, excluding amortization of debt issuance costs for such accounting period, if such amortization is also included in Other Interest Expense.

“Designated Officer” means each of the Chief Executive Officer, Chief Financial Officer, President, any Senior Vice President, Treasurer, Assistant Treasurer, and any comparable officer of the Borrower or any other Loan Party.

“Disproportionate Advance” has the meaning specified in Section 2.5(e).

“Dollars” and “$” each means the lawful currency of the United States of America.

“Dormant Subsidiary” means each of (i) Bluegreen Communities of Georgia, LLC, (ii) Bluegreen Guaranty Corporation, (iii) BXG Mineral Holdings, LLC, (iv) Catawba Falls, LLC, (v) Leisure Communications Network Inc., (vi) Outdoor Traveler Destinations, LLC and (vii) Bluegreen Communities of Texas, L.P.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that satisfies the requirements to and/or restrictions on becoming an assignee under Section 10.9(b)(iii), 10.9(b)(v) and 10.9(b)(vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Engagement Letter” means that certain engagement letter, dated as of September 5, 2019, by and between the Borrower and Fifth Third Bank.

“Environmental Claim” means any notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, restriction or claim (whether administrative, judicial or private in nature) arising pursuant to or in connection with: (a) an actual or alleged violation of any Environmental Law, (b) any Hazardous Material, (c) any actual or threatened abatement, removal, investigation, remediation or corrective or response action required by Environmental Laws or any Governmental Authority, or (d) any actual, or written allegation of, damage, injury, threat or harm to human health, safety natural resources or the environment.

“Environmental Law” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health (due to exposure to Hazardous Materials) or relating to the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.  Environmental Laws include CERCLA; the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33

U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), in each case as amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a Direct Affiliate of the Borrower and that is under common control with the Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 2.4(b).

“Event of Default” means any event or condition identified as such in Section 7.1.

“Excess Interest” has the meaning specified in Section 10.15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Subsidiary” means (a) as of the Closing Date, (i) each Non-Guarantor and (ii) so long as there has been no Potential Default or Event of Default under Section 6.22 with respect to such Subsidiary, each Dormant Subsidiary; and additionally (b) at all times thereafter (subject to the notification requirements set forth in this Agreement), (i) each SPE Subsidiary, (ii) each Immaterial Subsidiary, (iii) each Permitted Joint Venture and (iv) any other Subsidiaries approved in writing by the Administrative Agent.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment (or otherwise pursuant to any Loan Document) pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 10.2(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 10.1(g), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means Executive Order No. 13224 (effective September 24, 2001).

“Existing Credit Agreement” has the meaning specified in the preliminary statements of this Agreement.

“Existing Lenders” has the meaning specified in the preliminary statements of this Agreement.

“Existing Letter of Credit” has the meaning specified in Section 2.17.

“Existing Loans” has the meaning specified in the preliminary statements of this Agreement.

“Extraordinary Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including pension plan reversions, proceeds of insurance, indemnity payments and any purchase price adjustments, in each of the foregoing cases solely with respect to any Collateral; provided,  however, that an Extraordinary Receipt shall not include cash receipts from proceeds of condemnation, insurance or indemnity payments to the extent that such proceeds, awards or payments are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility or the Revolving Facility, as the context may require.

“Facility Termination Date” means the date on which the Commitments are terminated, all Letters of Credit that are not Cash Collateralized pursuant to Section 4.4 have expired, and the principal of and interest on the Loans and all other Obligations payable by the Borrower and the other Loan Parties under this Agreement and all other Loan Documents (other than any contingent or indemnification obligations not then due) and, if then outstanding and unpaid, all Hedging Liability and Bank Product Liability shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version of such sections that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means for any day, the weighted average (rounded upwards, if necessary, to the next higher 1/100 of 1%) of the rates per annum on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by it.

“Fifth Third” has the meaning specified in the introductory paragraph of this Agreement.

“Finance Lease” means any lease of Property which in accordance with Accounting Standards Update 842-Leases (“ASC 842”) is classified as a finance lease and not an operating lease.

“Financed Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Finance Lease determined in accordance with GAAP.

“Flood Hazard Property” means any Mortgaged Premises that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Percentage of the outstanding L/C Obligations other than

L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with Section 4.4, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with Section 4.4.

“Funding Indemnity Letter” means a funding indemnity letter in form and substance reasonably satisfactory to the Administrative Agent in substantially similar form as Exhibit I and providing for indemnity by the Borrower to the Lenders in respect of costs and expenses of the type referred to in Section 8.1.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means and includes each direct and indirect Subsidiary of the Borrower (other than the Excluded Subsidiaries), and the Borrower, in its capacity as a guarantor of the Secured Obligations of another Loan Party. The Borrower and the Lenders acknowledge and agree that all Guarantors as of the Closing Date are listed on Schedule 1.2.

“Guaranty Agreements” means and includes the Guarantee of the Loan Parties provided for in Section 11, and any other guaranty agreement executed and delivered in order to guarantee the Secured Obligations or any part thereof in form and substance acceptable to the Administrative Agent.

“Hazardous Material” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other governmental approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any (a) agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Loan Party or its Subsidiaries shall be a Hedge Agreement or (b) any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Hedging Liability” means the liability (after taking into account the effect of any legally enforceable netting agreements related thereto and not including any Excluded Swap Obligations) of any Loan Party to any of the Lenders, or any Affiliates of such Lenders, in respect of any Hedge Agreement as such Loan Party, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates, equal to (a) for any such date on or after the date such Hedge Agreement has been closed out and termination value determined in accordance therewith, such termination value and (b) for any date before the date referenced in clause (a), the amount determined as the mark-to market value for such Hedge Agreement; provided that, with respect to any Guarantor, the Hedging Liability that is Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Immaterial Subsidiary” means any Subsidiary designated as such in writing by the Borrower to the Administrative Agent from time to time; provided that (i) the book value of the assets, determined in accordance with GAAP, of any such Immaterial Subsidiary may not exceed $5,000,000 at any time, and (ii) the book value of the aggregate assets, determined in accordance with GAAP, of all Immaterial Subsidiaries may not exceed $10,000,000 at any time (and the Borrower will designate in writing to the Administrative Agent on a quarterly basis the Subsidiaries which will cease to be treated as “Immaterial Subsidiaries” in order to comply with the foregoing limitations).  As of the Closing Date, the Immaterial Subsidiaries are Bluegreen

Corporation of Tennessee, a Delaware corporation, Bluegreen Golf Clubs, Inc., a Delaware corporation, Bluegreen Southwest Land, Inc., a Delaware corporation, Jordan Lake Preserve Corporation, a North Carolina corporation, and Managed Assets Corporation, a Delaware corporation.

“Income (Loss)” means, for any accounting period, the amount for such accounting period disclosed with the caption “Net Income (Loss)” or its equivalent, on the Borrower’s consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP. For avoidance of doubt, such amount is meant to reflect the Borrower’s consolidated income or loss for such accounting period after income tax, but before net income (or loss) attributable to non-controlling interest.

“Increase Effective Date” has the meaning specified in Section 2.15(d).

“Incremental Commitments” has the meaning specified in Section 2.15(a).

“Incremental Revolving Commitment” has the meaning specified in Section 2.15(a).

“Incremental Term Commitment” has the meaning specified in Section 2.15(a).

“Indebtedness” means for any Person (without duplication) the sum of the following: (a) indebtedness for borrowed money, including non-recourse and subordinated indebtedness; (b) obligations evidenced by bonds, debentures, notes or other similar instruments; (c) obligations to pay the deferred purchase price of property or services relative to the purchase of long term assets in accordance with GAAP (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices or amounts payable under “earn out” arrangements as and solely to the extent future revenues are realized and equal or exceed the amount of such “earn out”); (d) obligations as lessee under leases which have been or should be, in accordance with GAAP, recorded as Finance Leases; (e) obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property; (f) obligations of such Person to reimburse any bank or other Person in respect of amounts actually paid under a letter of credit or similar instrument; (g) indebtedness or obligations of others secured by a lien on any asset of such Person, whether or not such indebtedness or obligations are assumed by such Person (to the extent of the value of the asset); (h) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) though (g) above; and (i) liabilities in respect to unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974.

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.12(b).

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA during the four (4) fiscal quarters then ended to (b) Other Interest Expense paid in cash during the four (4) fiscal quarters then ended, calculated as of the end of each fiscal quarterly period.

“Interest Payment Date” means (a) with respect to any Eurodollar Loan, the last day of each Interest Period with respect to such Eurodollar Loan and on the maturity date and, if the applicable Interest Period is longer than three (3) months, on each day occurring every three (3) months after the commencement of such Interest Period, (b) with respect to any Base Rate Loan (other than Swing Loans), the last Business Day of every calendar month and on the maturity date, and (c) as to any Swing Loan, the last day of the Interest Period with respect to such Swing Loan, and on the maturity date.

“Interest Period” means, with respect to Eurodollar Loans and Swing Loans, the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (a) in the case of a Eurodollar Loan, 1, 2 or 3 months thereafter, as the Borrower may elect (or, solely in connection with any Borrowing on the Closing Date, such shorter, “stub” period as the Borrower and the Administrative Agent may mutually agree), and (b) in the case of a Swing Loan, on the date one (1) to five (5) Business Days thereafter as mutually agreed to by the Borrower and the Swing Line Lender; provided that:

(i)    no Interest Period with respect to any Loans shall extend beyond the Termination Date;

(ii)    whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(iii)    for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Investment” means any investment in any Person, whether by means of a loan or advance, guarantee of obligations, purchase of equity or obligations, acquisition of all or any substantial part of the assets or business of any Person or any division thereof, entry into joint ventures or partnerships, purchase or ownership of a futures contract or otherwise becoming liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract. For purposes of clarity, “Investment” shall not include any purchase of Vacation Ownership Interests.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary that is Collateral and subject to any Collateral Document.

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“L/C Issuer” means Fifth Third Bank, and any successor pursuant to Section 10.9(g).

“L/C Obligations” means, at any time the same is to be determined, the sum of (i) the full amount available for drawing under all outstanding Letters of Credit and (ii) all unpaid Reimbursement Obligations.

“L/C Participation Fee” has the meaning specified in Section 2.13(b).

“L/C Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Revolving Facility.  The L/C Sublimit is part of, and not in addition to, the Revolving Facility.

“Legal Requirement” means any treaty, convention, statute, law, common law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree, restriction or other requirement of any Governmental Authority.

“Lenders” means and includes the banks, financial institutions and other lenders from time to time party to this Agreement, as a “Lender” hereunder, including each permitted assignee Lender pursuant to and subject to the provisions of Section 10.9. Unless the context requires otherwise, the term “Lenders” includes the Swing Line Lender.

“Letter of Credit” has the meaning specified in Section 2.3(a).

“LIBOR” means, with respect to any Interest Period, the greater of (a) 0% (the “LIBOR Floor”) and (b) the rate of interest (rounded upwards, if necessary, to the next 1/100th of 1% and adjusted for reserves if Administrative Agent is required to maintain reserves with respect to the relevant Loans) which appears on the display designated as the “LIBOR01 Page” on the Reuters Service (or such other page as may replace the LIBOR01 Page on that service or such other service as may be nominated by the ICE Benchmark Administration Limited (or any successor thereto as approved by Administrative Agent, each an “Alternate LIBOR Source”) as the information vendor for the purpose of displaying ICE Benchmark Administration Limited (or the Alternate LIBOR Source) Interest Settlement Rates for Dollar deposits (“ICE LIBOR”) or such other commercially available source providing quotations of ICE LIBOR as designated by Administrative Agent from time to time), two (2) Business Days prior to the commencement of such Interest Period, relating to quotations of London Interbank Offered Rates of such Interest Period, as selected by Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, as applicable, on Dollar deposits, all as determined by Administrative Agent in accordance with the Agreement and Administrative Agent’s loan systems and procedures periodically in effect.  Each determination by Administrative Agent of LIBOR shall be conclusive and binding in the absence of manifest error.  Notwithstanding anything to the contrary contained in the Agreement, at any time during which any Hedging

Liability exists with respect to all or a portion of the Obligations bearing interest based upon LIBOR, (i) the provision contained in the foregoing definition of “LIBOR” that rounds up LIBOR to the next 1/100th of 1% shall be disregarded and no longer of any force and effect with respect to such portion of the Obligations that are subject to such Hedge Agreement and (ii) the LIBOR Floor shall be disregarded and no longer of any force and effect with respect to such Obligations (or portion thereof) subject to such Hedge Agreement.

“LIBOR Floor” has the meaning specified in the definition of LIBOR.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 8.3(b).  Notwithstanding anything herein to the contrary, under no circumstances shall any LIBOR Successor Rate be less than the LIBOR Floor.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any lien, mortgage, deed of trust, pledge, assignment as collateral security, security interest, charge, or encumbrance in the nature of security in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Finance Lease or other title retention arrangement, and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“Limited Joinder” means, with respect to any Sales and Marketing Agreement, a joinder to certain miscellaneous sections of such Sales and Marketing Agreement which does not in any way affect BVU’s (or any other applicable Loan Party’s) rights to receive payments in respect of any of the Pledged Receivables.

“Liquidity” means, with respect to any Person, consolidated unrestricted cash or Cash Equivalents on such Person’s consolidated balance sheet.

“Loan” means any Revolving Loan, Term Loan or Swing Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan or otherwise as permitted hereunder, each of which is a “type” of Loan hereunder.

“Loan Documents” means this Agreement, the Notes (if any), the Applications, the Engagement Letter, the Collateral Documents, the Guaranty Agreements and each other agreement, instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith, other than Hedge Agreements. In no event shall any Hedge Agreements or agreements governing Bank Product Liabilities constitute a Loan Document.

“Loan Party” means the Borrower and each of the Guarantors.

“Long Term Incentive Compensation” means, for any accounting period, the aggregate expense incurred in such accounting period in accordance with GAAP for the Borrower’s long-term incentive compensation plan.  The Borrower currently refers to its long term incentive compensation plan as “ELIP” (f/k/a LTIP). For avoidance of doubt, Long Term Incentive Compensation excludes payments of base salary and annual bonus compensation.

“Management Agreement” means the Amended and Restated Management Agreement, dated as of May 18, 1994, by and between BRM and Vacation Trust, Inc., as amended or restated from time to time, and any other management agreement entered into by any of the Loan Parties or their Subsidiaries with the applicable Association, pursuant to which such Loan Parties or Subsidiaries will manage the applicable Resort for a fee agreed-upon in such management agreement, as amended or restated from time to time.

“Manhattan Club Purchase Agreement” means that certain Agreement for Purchase and Sale of Assets, dated as of March 15, 2018, by and among T. Park Central LLC, O. Park Central LLC, New York Urban Ownership Management LLC and BVU, as amended or restated from time to time, and any documents executed in connection therewith.

“Margin Stock” shall have the meaning given to such term in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means any material and adverse change in, or a change which has a material adverse effect upon, any of: (a) the business, properties, operations, liabilities, profits or condition (financial or otherwise) of the Borrower, which, with the giving of notice or passage of time, or both, could reasonably be expected to result in either (i) the Borrower failing to comply with any of the financial covenants pursuant to Section 6.20 or (ii) any Loan Party’s inability to perform its Obligations pursuant to the terms of the Loan Documents to which it is a party; (b) the legal or financial ability of the Borrower, individually, or the Guarantors, collectively, to perform their obligations under the Loan Documents and to avoid any Potential Default or Event of Default; or (c) the legality, validity, binding effect or enforceability against any Loan Party of any Collateral Document or related Lien in accordance with its terms.

“Material Agreement” means any of the following:

(a)    any agreement under which Borrower or any Subsidiary of the Borrower has advanced or loaned any amount to any of its managers, officers, and employees outside the ordinary course of business consistent with past custom and practice (including with respect to quality and frequency);

(b)    any agreement under which the consequences of a default or termination would have a Material Adverse Effect; and

(c)    any other agreement (or group of related agreements) entered into other than in the ordinary course of business, the performance of which involves consideration in excess of $10,000,000.

“Maximum Rate” has the meaning specified in Section 10.15.

“Mortgaged Premises” means, collectively, the real property commonly known as (a) S947 Christmas Mountain Road, Wisconsin Dells, Wisconsin, (b) 12400 International Drive and 7021 Crossland Drive, Orlando, Florida, (c) 4451 North Kings Highway, Myrtle Beach, South Carolina 29572, and (d) Commercial Unit 1 and Commercial Unit 2 (otherwise more typically referred to as the 9th and 10th floors of Building 9) of the BG Fountains Condominium in Orange County, Florida.

“Mortgages” means, collectively, each mortgage, deed of trust or other security instrument delivered by the Borrower or another Loan Party to the Administrative Agent relating to such Loan Party’s real property, fixtures and interests in all or any portion of the Mortgaged Premises.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any disposition of Collateral or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, real estate closing expenses and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any disposition of Collateral or any Involuntary Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related property; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non‑cash consideration received by any Loan Party or any Subsidiary in any disposition of Collateral or Involuntary Disposition.

“New Lenders” has the meaning specified in Section 2.15(c).

“Non-Cash Intangible Asset Impairment Charges” means, for any accounting period, without duplication, non-cash intangible asset impairment charges in accordance with GAAP included in the Borrower’s consolidated statement of income (or statement of cash flows, as applicable).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders or all Lenders, in each instance in accordance with the terms of Section 10.10, and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor” means each of the Subsidiaries listed on Schedule 1.3.

“Non-Recourse Debt” means Debt (or any applicable portion of any Debt) under which the lender or other creditor on such Debt cannot (whether contractually or by law) hold the borrower and any other obligor under such Debt personally liable (whether wholly or on a limited basis) for such repayment (whether in the context of a default, a judgment or otherwise); provided that any Debt which is secured by real property and for which neither such borrower nor any other such obligor is otherwise initially personally liable but the documentation evidencing such Debt (which shall be customary and market for debt transactions of that type at the time of issuance) otherwise includes a “bad boy guaranty” (a/k/a a recourse carve out guaranty) which provides for personal liability (whether wholly or on a limited basis) against such borrower or such other obligors upon the occurrence of certain enumerated bad acts, such Debt shall remain Non-Recourse Debt for all purposes of the Loan Documents until such time as such bad boy guaranty is triggered and the relevant obligors otherwise become personally liable therefor (whether wholly or on a limited basis, and solely to the extent of such liability (the portion of the Debt for which such obligor becomes personally liable, the “Recourse Portion”)), after which the aggregate principal amount of the Recourse Portion of such Debt shall no longer constitute “Non-Recourse Debt” and shall, immediately from and after such time constitute “Debt” for all purposes of the Loan Documents.

“Note” and “Notes” mean and include the Revolving Notes, the Term Notes and the Swing Note.

“Notes Receivable” means, with respect to the Borrower and its Subsidiaries at any date, the asset shown on the Borrower’s consolidated balance sheet under the caption “Notes Receivable, net”.

“Obligations” means all obligations of the Borrower to pay principal and interest on the Loans (including all after the commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding), all Reimbursement Obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of any Loan Party arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired, and including all interest costs, fees, and charges after commencement of an insolvency proceeding regardless of whether allowed or allowable in whole or in part as a claim in such insolvency proceeding.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” has the meaning specified in Section 6.21(c).

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Patriot Act)), Anti-Corruption Laws, Anti-Terrorism Laws, and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, or code of regulations, or other similar document and any certificate of designations or instrument relating to the rights of shareholders of such corporation, (b) for any partnership, the partnership agreement or other similar agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement, limited liability company agreement, or other similar agreement, and articles or certificate of formation of such limited liability company, and (d) with respect to any joint venture, trust or other form of business entity, the joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means December 16, 2016.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a Lien under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Interest Expense” means, for any accounting period, the amount for such accounting period disclosed with the caption “Interest Expense,” or its equivalent, on the  Borrower’s consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP, less the aggregate amount of interest expense incurred on the Borrower’s Receivable-Backed Notes Payable for such accounting period.

“Other Interest Income” means, for any accounting period, the amount for such accounting period disclosed with the caption “Interest Income,” or its equivalent, on the Borrower’s consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP, less the aggregate amount of interest income received on the Borrower’s Notes Receivable for such accounting period.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.2(b)).

“Ownership Interest” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Exchange Act).

“Participant” has the meaning specified in Section 10.9(d).

“Participant Register” has the meaning specified in Section 10.9(d).

“Participating Interest” has the meaning specified in Section 2.3(d).

“Participating Lender” has the meaning specified in Section 2.3(d).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56.

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards with respect to Pension Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in this Agreement.  If the Commitment of all of the Revolving Lenders to make Revolving Loans and the obligation of the L/C Issuer to issue Letters of Credit have been terminated pursuant to the terms hereof, or if the Revolving Commitments have expired, then the Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments.  The Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Perfection Certificate” means that certain Perfection Certificate dated as of the Closing Date from the Borrower to the Administrative Agent.

“Permitted Joint Venture” means an Investment in a Subsidiary (other than Bluegreen/Big Cedar) organized under the laws of any State in the United States or the District of Columbia and whose assets are located in the United States that are not Wholly-owned Subsidiaries.

“Permitted Lien” has the meaning specified in Section 6.12.

“Person” means any natural person, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 10.8(d)(i).

“Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, by the Borrower and acknowledged and agreed to by TFRI 2013-1 LLC, a Delaware limited liability company.

“Pledged Receivables” means all Receivables (as defined in the Security Agreement) due under or pursuant to each of (a) the Sales and Marketing Agreements to BVU (and not pledged to or otherwise encumbered by interests of fee-based services debtors, solely to the extent such pledge or other encumbrance otherwise constitutes Permitted Liens) and (b) the Management Agreements to BRM (and not pledged to or otherwise encumbered by (i) interests of fee-based services debtors or (ii) Borrower’s or Guarantor’s other lenders, in either case, solely to the extent such pledge or other encumbrance otherwise constitutes Permitted Liens); provided that (x) in respect of any Receivables due to BRM under a Management Agreement, “Pledged Receivables” means such Receivables net of reasonable expenses actually incurred by BRM in the provision of its services under such Management Agreement, and reported in the Borrower’s consolidated financial statements and delivered to the Administrative Agent from time to time pursuant to this Agreement and (y) with respect to any receivables arising under that certain management agreement (the “TMC Management Agreement” and, such receivables, the “TMC Management Receivables”) to which BVU is or becomes party and pursuant to which BVU will manage the Manhattan Club Resort for a fee agreed-upon in the TMC Management Agreement, no TMC Management Receivables shall constitute “Pledged Receivables” if and only for so long as (I) the TMC Management Agreement is in fact purchased by BVU under the terms of the Manhattan Club Purchase Agreement, and (II) TMC Management Receivables and the proceeds thereof are in fact pledged by BVU to the seller as the source of payment of the purchase price (or any portion thereof) for the TMC Management Agreement, in each case, pursuant to and in connection with the Manhattan Club Purchase Agreement.

“Potential Default” means any event or condition the occurrence of which would, if remaining uncured with the giving of applicable notice or passage of time, as applicable, constitute an Event of Default.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“Provision (Benefit) For Income Taxes” means, for any accounting period, the amount for such accounting period disclosed with the caption “Provision (Benefit) For Income Taxes” or its equivalent, on the Borrower’s consolidated statement of income (or consolidated statement of operations, as applicable) prepared in accordance with GAAP, plus franchise tax expense for such accounting period, without duplication.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 10.26.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable-Backed Notes Payable” means, with respect to the Borrower and its Subsidiaries at any date, Debt shown on the Borrower’s consolidated balance sheet under the captions “Receivable-backed notes payable — recourse”, “Receivable-backed notes payable — non-recourse”, and any substantially similar debt.

“Receivable Debt Financing” means any facility whose Debt qualifies as a Receivable-Backed Note Payable.

“Receivable Debt Documents” means the trust agreement, the indenture and any other operative document relating to or delivered in connection with any Receivable Debt Financing.

“Recipient” means (a) the Administrative Agent, (b) any Lender, and (c) the L/C Issuer.

“Recourse Portion” has the meaning specified in the definition of “Non-Recourse Debt”.

“Recoveries” means, for any accounting period, without duplication, the sum of incremental profits recognized in accordance with GAAP included in the Borrower’s consolidated statement of income (or statement of operations, as applicable) (a) resulting solely from the previous recognition of Non-Cash Intangible Asset Impairment Charges and (b) (i) gains on the sale of the Borrower’s property and equipment; and (ii) gains on the sale of the Borrower’s notes receivable.

“Register” has the meaning specified in Section 10.9(c).

“Reimbursement Obligation” has the meaning specified in Section 2.3(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any placing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into the environment, including the exacerbation of existing environmental conditions and the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Removal Effective Date” has the meaning specified in Section 9.7(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Required Lenders” means, as of the date of determination thereof, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders.  The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Loan and Reimbursement Obligations that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.  For the purposes of this definition, (a) any Lender and its Affiliates shall constitute a single Lender, and (b) in no event shall Required Lenders include fewer than two (2) Lenders at any time there are two (2) or more Lenders.

“Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

“Resignation Effective Date” has the meaning specified in Section 9.7(a).

“Resort” means any timeshare project owned by the Borrower or any of its Subsidiaries in which timeshare inventory is pledged under the Collateral Documents.

“Resort Title” means Resort Title Agency, Inc.

“Restricted Payments” means (i) any dividends on or any other distributions in respect of any class or series of Ownership Interests, and (ii) any purchase, redemption or other acquisition or retirement of Ownership Interests.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.2.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.2, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Revolving Commitment of all of the Revolving Lenders on the Closing Date shall be $125,000,000.

“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Loans at such time.

“Revolving Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swing Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.2 and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which is a “type” of Revolving Loan hereunder.

“Revolving Note” has the meaning specified in Section 2.12(d).

“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sales and Marketing Agreement” means any sales and marketing agreement entered into by any of the Loan Parties or their Subsidiaries, pursuant to which such Loan Parties or Subsidiaries will market and sell vacation ownership projects in the United States and internationally through their “fee-based services” platform, as amended or restated from time to time.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) any European Union member state, (e) Her Majesty’s Treasury of the United Kingdom or (f) any other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 8.3(b)(i)(B).

“Secured Obligations” means the Obligations, Hedging Liability, and Bank Product Obligations, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired (including all interest, costs, fees, and charges after the entry of an order for relief against any Loan Party in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against such Loan Party in any such proceeding); provided that, with respect to any Guarantor, the Secured Obligations that are Guaranteed by such Guarantor shall exclude all Excluded Swap Obligations.

“Security Agreement” means that certain Second Amended and Restated Security Agreement, dated as of the date hereof, by and among the Borrower, the other Loan Parties party thereto and the Administrative Agent.

“Severance” means an amount paid to an employee upon separation, including upon dismissal or discharge, from employment.

“Solvent” or “Solvency” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPE Subsidiary” means any bankruptcy remote special purpose entity established for the sole purpose of financing assets associated with the sale of Vacation Ownership Interests. The Borrower and the Lenders acknowledge and agree that all SPE Subsidiaries as of the Closing Date are listed on Schedule 1.3.

“Specified Resorts” means, collectively, the Resorts commonly referred to as (i) the Fountains Resort, located in Orlando Florida, (ii) the Lake Eve Condominium Resort, located in Orlando, Florida and (iii) Bluegreen Club 36, located in Las Vegas, Nevada.

“Stock Compensation Expense” means, for any accounting period, the amount for such accounting period disclosed with the caption “Non-cash stock compensation expense”, or its equivalent, on the Borrower’s consolidated Statement of Cash Flows.

“Subordinated Debt” means Indebtedness represented by the Borrower’s junior subordinated debentures or such other Indebtedness incurred by the Borrower on or prior to the Closing Date, which is treated as subordinated indebtedness in accordance with GAAP and is unsecured.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of the Borrower or of any of its direct or indirect Subsidiaries.

“Supported QFC” has the meaning specified in Section 10.26.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” means the credit facility for making one or more Swing Loans described in Section 2.11.

“Swing Line Lender” means Fifth Third Bank, and any successor pursuant to Section 10.9(g).

“Swing Line Lender’s Quoted Rate” has the meaning specified in Section 2.11(c).

“Swing Line Sublimit” means $5,000,000, as reduced pursuant to the terms hereof.

“Swing Loan” and “Swing Loans” each has the meaning specified in Section 2.11.

“Swing Note” has the meaning specified in Section 2.12(d).

“Tax Sharing Agreement” means that certain Agreement to Allocate Consolidated Income Tax Liabilities and Benefits, effective as of May 1, 2015, by and among BBX Capital Corporation and its Subsidiaries named therein.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, liabilities or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.1.

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term Lender’s name on Schedule 1.1 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The Term Commitment of all of the Term Lenders on the Closing Date shall be $100,000,000.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Loan Payment Date” has the meaning specified in Section 2.7(b).

“Term Note” has the meaning specified in Section 2.12(d).

“Termination Date” means October 23, 2024 or such earlier date on which the Commitments are terminated in whole pursuant to Section 2.10, 7.2 or 7.3.

“TMC Management Agreement” has the meaning specified in the definition of “Pledged Receivables”.

 “TMC Management Receivables” has the meaning specified in the definition of “Pledged Receivables”

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Exposure and the aggregate outstanding principal amount of all Term Loans, in each case, of such Lender at such time.

“Total Net Leverage Ratio” means with respect to any Person, as of the last day of the applicable fiscal quarter, the ratio of (i) the Debt of such Person on such date less unrestricted cash of such Person in excess of $50,000,000 (provided that such netted cash shall not exceed $75,000,000) on such date to (ii) the Adjusted EBITDA of such Person for the four (4) fiscal quarters ended on such date.

“UCC” has the meaning specified in Section 1.2.

“Unit” means an apartment, condominium, cooperative, lodge, hotel or motel room which is situated on real or personal property as part of a Resort which is designated for occupancy in connection with a Vacation Ownership Interest.

“Unused Commitments” means, at any time, the difference between (a) the Revolving Commitments then in effect and (b) the aggregate outstanding principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding (other than L/C Obligations that are Cash Collateralized); provided that Swing Loans outstanding from time to time shall be deemed to reduce only the Unused Commitment of the Administrative Agent and not of any other Lender for purposes of computing the commitment fee under Section 2.13(a).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.26.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 10.1(g)(ii).

“Vacation Ownership Interests” means, with respect to any Resort, (x) an undivided fee simple ownership interest as a tenant in common, a timeshare estate, or license, freehold estate, estate for years, or interest in a condominium, or (y) a Resort Interest (as defined in the Club Trust Agreement) that is an ownership interest in real property substantially similar to an ownership interest described in clause (x) above, in either case with respect to any Unit in such Resort, with a right to use such Unit, or a Unit of such type generally, for one (1) week or a portion of one (1) week annually or biennially (useable in either odd or even numbered years), together with all appurtenant rights and interests as more particularly described in, with respect to any Resort, any and all documents evidencing or relating to the creation and sale of Vacation Ownership Interests, the applicable declarations, the applicable governing documents of the applicable Associations, any rules and regulations of the applicable Associations, and the related Management Agreements.

“Voting Stock” of any Person means Ownership Interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person (including general partners of a partnership), other than Ownership Interests having such power only by reason of the happening of a contingency.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Ownership Interests (other than directors’ qualifying Ownership Interests as required by law) are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2    Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and any successor of such law or regulation and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to time of day herein are references to Cincinnati, Ohio, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement. All terms that are used in this Agreement which are defined in the Uniform Commercial Code of the State of New York as in effect from time to time (“UCC”) shall have the same meanings herein as such terms are defined in the UCC, unless this Agreement shall otherwise specifically provide.

Section 1.3    Change in Accounting Principles.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.3, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, (i) Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470–20 on financial liabilities shall be disregarded, (ii) all liability amounts shall be determined excluding any liability relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case, to the extent that such liability, amortization or interest would not have been accounted for as such under GAAP as in effect on December 31, 2015, and (iii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB ASC Topic 825 “Financial Instruments” (or any other financial accounting standard having a similar result or effect) to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein. For purposes of determining the amount of any outstanding Indebtedness, no effect shall be given to (x) any election by the Borrower to measure an item of Indebtedness using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification 825–10–25 (formerly known as FASB 159) or any similar accounting standard) or (y) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016–02, Leases (Topic 842), to the extent such adoption would require recognition of a lease liability where such lease (or similar arrangement) would not have required a lease liability under GAAP as in effect on December 31, 2015.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4    Rounding.  Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.5    Fundamental Changes.  Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

SECTION 2.    THE CREDIT FACILITIES.

Section 2.1    Term Facility.  Each Term Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make a single loan to the Borrower, in Dollars, on the Closing Date in an aggregate principal amount not to exceed such Term Lender’s Percentage of the Term Facility.  The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Percentage of the Term Facility.  Term Borrowings repaid or prepaid may not be reborrowed.  Term Loans may be, at Borrower’s option, Base Rate Loans or Eurodollar Loans, as further provided herein; provided that any Term Borrowing made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter to the Administrative Agent prior to the Closing Date.

Section 2.2    Revolving Facility. Prior to the Termination Date, each Revolving Lender severally and not jointly agrees, subject to the terms and conditions hereof, to make revolving loans (each individually a “Revolving Loan” and, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time up to the amount of such Revolving Lender’s Revolving Commitment in effect at such time; provided that (a) the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of all Commitments in effect at such time, and (b) any Revolving Borrowings made on the Closing Date or any of the three (3) Business Days following the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter to the Administrative Agent prior to the Closing Date.  Each Borrowing of Revolving Loans shall be made ratably by the Lenders in proportion to their respective Percentages. As provided in Section 2.5(a), and subject to the terms hereof, the Borrower may elect that each Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and reborrowed before the Termination Date, subject to the terms and conditions hereof.

Section 2.3    Letters of Credit.

(a)    General Terms. Subject to the terms and conditions hereof, the L/C Issuer shall issue standby letters of credit (each a “Letter of Credit”) for the Borrower’s account in an aggregate undrawn face amount up to the L/C Sublimit; provided the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the Revolving Facility in effect at such time. Each Revolving Lender shall be obligated to reimburse the L/C Issuer for such Revolving Lender’s Percentage of the amount of each drawing under a Letter of Credit and, accordingly, each Letter of Credit shall constitute usage of the Revolving Commitment of each Revolving Lender pro rata in an amount equal to its Percentage of the L/C Obligations then outstanding.

(b)    Applications. At any time before the Termination Date, the L/C Issuer shall, at the request of the Borrower, issue one or more Letters of Credit in Dollars, in form and substance acceptable to the L/C Issuer, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Termination Date (unless the Borrower has provided Cash Collateral in compliance with the requirements of Section 4.4 as security for such Letter of Credit in an amount equal to 105% of the full amount then available for drawing under such Letter of Credit) in an aggregate face amount as set forth above, upon the receipt of a duly executed application for the relevant Letter of Credit in the form then customarily prescribed by the L/C Issuer for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.13(b), and (ii) if the L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, the Borrower’s obligation to reimburse the L/C Issuer for the amount of such drawing shall bear interest (which the Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin for Revolving Loans plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). Without limiting the foregoing, the L/C Issuer’s obligation to issue, amend or extend the expiration date of a Letter of Credit is subject to the terms or conditions of this Agreement (including the conditions set forth in Section 3.1 and the other terms of this Section 2.3). Notwithstanding anything herein to the contrary, the L/C issuer shall be under no obligation to issue, extend or amend any Letter of Credit if any Revolving Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.4 sufficient to eliminate the L/C Issuer’s risk with respect to such Defaulting Lender.

(c)    The Reimbursement Obligations. Subject to Section 2.3(b), the obligation of the Borrower to reimburse the L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit and this Agreement, except that reimbursement shall be paid by no later than 12:00 Noon (Cincinnati time) on the date which each drawing is to be paid if the Borrower has been informed of such drawing by the L/C Issuer on or before 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid or, if notice of such drawing is given to the Borrower after 11:30 a.m. (Cincinnati time) on the date when such drawing is to be paid, by the end of such day, in all instances in immediately available funds at the Administrative Agent’s principal office in Cincinnati, Ohio or such other office as the Administrative Agent may designate in writing to the Borrower, and the Administrative Agent shall thereafter cause to be distributed to the L/C Issuer such amount(s) in like funds. If the Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations in the manner set forth in Section 2.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 2.3(d) below. In addition, for the benefit of the Administrative Agent, the L/C Issuer and each Revolving Lender, the Borrower agrees that, notwithstanding any provision of any Application, its obligations under this Section 2.3(c) and each Application shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application, under all circumstances whatsoever, and irrespective of any claim or defense that the Borrower may otherwise have against the Administrative Agent, the L/C Issuer or any Revolving Lender, including (i) any lack of validity or enforceability of any Loan Document; (ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Loan Document; (iii) the existence of any claim, set-off, defense, or other right of the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom a beneficiary may be acting), the Administrative Agent, the L/C Issuer, any Revolving Lender or any other Person, whether in connection with this Agreement, another Loan Document, the transaction related to the Loan Document or any unrelated transaction; (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (v) payment by the Administrative Agent or a L/C Issuer under a Letter of Credit against presentation to the Administrative Agent or a L/C Issuer of a draft or certificate that does not comply with the terms of the Letter of Credit, or (vi) any other act or omission to act or delay of any kind by the Administrative Agent or a L/C Issuer, any Revolving Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.3(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application. None of the Administrative Agent, the Revolving Lenders, or the L/C Issuer shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower and each other Loan Party to the extent permitted by Applicable Law) suffered by the Borrower or any other Loan Party that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as determined by a court of competent jurisdiction by final and nonappealable judgment), the L/C Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the L/C Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(d)    The Participating Interests. Each Revolving Lender (other than the Revolving Lender acting as L/C Issuer) severally and not jointly agrees to purchase from the L/C Issuer, and the L/C Issuer hereby agrees to sell to each such Revolving Lender (a “Participating Lender”), an undivided participating interest (a “Participating Interest”) to the extent of its Percentage in each Letter of Credit issued by, and each Reimbursement Obligation owed to, the L/C Issuer. Upon Borrower’s failure to pay any Reimbursement Obligation on the date and at the time required, or if the L/C Issuer is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from the L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:00 p.m. (Cincinnati time), or not later than 1:00 p.m. (Cincinnati time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of the L/C Issuer an amount equal to such Participating Lender’s Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the L/C Issuer made the related payment to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the

L/C Issuer made the related payment to the date two (2) Business Days after payment by such Participating Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall, after making its appropriate payment, be entitled to receive its Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with the L/C Issuer retaining its Percentage thereof as a Revolving Lender hereunder.

The several obligations of the Participating Lenders to the L/C Issuer under this Section 2.3 shall be absolute, irrevocable and unconditional under any and all circumstances and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or has had against the Borrower, the L/C Issuer, the Administrative Agent, any Revolving Lender or any other Person. Without limiting the generality of the foregoing, such obligations shall not be affected by any Potential Default or Event of Default (or by any reduction or termination of the Commitment of any Revolving Lender with respect to Letters of Credit issued prior to such reduction or termination), and each payment by a Participating Lender under this Section 2.3 shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Indemnification. The Participating Lenders shall, severally, to the extent of their respective Percentages, indemnify the L/C Issuer (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the L/C Issuer’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment) that the L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 2.3(e) and all other parts of this Section 2.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

(f)    Manner of Requesting a Letter of Credit. The Borrower shall provide at least three (3) Business Days’ advance written notice to the Administrative Agent (or such lesser notice as the Administrative Agent and the L/C Issuer may agree in their sole discretion) of each request for the issuance of a Letter of Credit, each such notice to be accompanied by a properly completed and executed Application for the requested Letter of Credit and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent and the L/C Issuer, in each case, together with the fees called for by this Agreement. The Administrative Agent shall promptly notify the L/C Issuer of the Administrative Agent’s receipt of each such notice (and the L/C Issuer shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders) and the L/C Issuer shall promptly notify the Administrative Agent and the Revolving Lenders of the issuance of a Letter of Credit.

(g)    Conflict with Application. In the event of any conflict or inconsistency between this Agreement and the terms of any Application, the terms of this Agreement shall control. Notwithstanding anything else to the contrary in this Agreement, any Application or any other document related to issuing a Letter of Credit, any grant of a security interest pursuant to any Application shall be null and void.

(h)    Applicability of ISP98; Limitation of Liability.   Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP98 shall apply to each standby Letter of Credit.  Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP98 or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

Section 2.4    Applicable Interest Rates.

(a)    Base Rate Loans. Each Base Rate Loan made or maintained by a Lender under a particular Facility shall bear interest (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced or created by conversion from a Eurodollar Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin for such Facility plus the Base Rate from time to time in effect, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(b)    Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender under a particular Facility shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Base Rate Loan until, but excluding, the date of repayment thereof at a rate per annum equal to the sum of the Applicable Margin for such Facility plus the Adjusted LIBOR applicable for such Interest Period, payable by the Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

(c)    Default Rate. While any Event of Default exists or after acceleration, the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans and Reimbursement Obligations, L/C Participation Fees and other amounts owing by it at a rate per annum equal to (the “Default Rate”):

(i)    for any Base Rate Loan and any Swing Loan bearing interest at the Base Rate, the sum of 2.00% per annum plus the rate otherwise applicable thereto; and

(ii)    for any Eurodollar Loan and any Swing Loan bearing interest at the Swing Line Lender’s Quoted Rate, the sum of 2.00% per annum plus the rate of interest in effect thereon at the time of such Event of Default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.00% plus the

Applicable Margin for Base Rate Loans under the applicable Facility plus the Base Rate from time to time in effect;

(iii)    for any Reimbursement Obligation, the sum of 2.00% plus the amounts due under Section 2.3 with respect to such Reimbursement Obligation;

(iv)    for any Letter of Credit, the sum of 2.00% plus the L/C Participation Fee due under Section 2.13(b) with respect to such Letter of Credit; and

(v)    for any other amount owing hereunder not covered by clauses (i) through (iv) above, the sum of 2.00% plus the Applicable Margin for Revolving Loans that are Base Rate Loans plus the Base Rate from time to time in effect;

provided that in the absence of acceleration, any increase in interest rates pursuant to this Section and any conversion of Loans into Base Rate Loans shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders, with written notice to the Borrower (which election may be retroactively effective to the date of such Event of Default). While any Event of Default exists or after acceleration, accrued interest shall be paid on demand of the Administrative Agent at the request or with the consent of the Required Lenders.

(d)    Rate Determinations. Consistent with Borrower’s election pursuant to Section 2.5, the Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

(e)    Financial Statement Adjustments or Restatements.  If, as a result of any restatement of or other adjustment to the financial statements of the Borrower and its Subsidiaries or, for any other reason, the Borrower or the Lenders determine that (i) the Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly upon (and in any event within 5 Business Days of) demand therefor by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Section 7.  The Borrower’s obligations under this paragraph shall survive the Termination Date.  Notwithstanding the foregoing, any restatement or other adjustment to the financial statements for any prior period solely pursuant to a change in accounting principles (to the extent any such change is otherwise permitted hereunder, including under Section 1.3) shall not result in any additional interest or fee payments for such prior periods.

Section 2.5    Manner of Borrowing Loans and Designating Applicable Interest Rates.

(a)    Notice to the Administrative Agent. The Borrower shall give notice to the Administrative Agent by no later than 10:00 a.m. (Cincinnati time): (i) at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans; provided, that the request for a Borrowing on the Closing Date may, at the discretion of the Administrative Agent, be given later than the times specified herein. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.6, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, the Borrower may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by the Borrower. The Borrower shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by email (with a pdf copy of the applicable fully-executed notice), telephone, or telecopy (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent), substantially in the form attached hereto as Exhibit B (Notice of Borrowing) or Exhibit C (Notice of Continuation/Conversion), as applicable, or in such other form acceptable to the Administrative Agent. Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 10:00 a.m. (Cincinnati time) at least 3 Business Days before the date of the requested continuation or conversion. All notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the applicable Facility under which the Loans will be advanced, continued or converted, the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. The Borrower agrees that the Administrative Agent may rely on any such email, telephonic or telecopy notice given by any person the Administrative Agent in good faith believes is an Authorized Representative without the necessity of independent investigation (the Borrower hereby indemnifies the Administrative Agent from any liability or loss ensuing from such reliance) and, in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.  The making of each Borrowing by Administrative Agent or any Lender, will be deemed to be a representation by Borrower that the Borrowing will not violate the terms set forth in this Section 2.5(a).  Neither Administrative Agent nor any Lender shall have any duty to follow, or any liability for, the application by Borrower of any proceeds of any Borrowing.

(b)    Notice to the Lenders. The Administrative Agent shall give prompt telephonic, telecopy, or email notice to each Lender under the applicable Facility of any notice from the Borrower received pursuant to Section 2.5(a) above and, if such notice requests such Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower and each such Lender of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.

(c)    Borrower’s Failure to Notify; Automatic Continuations and Conversions; Automatic Extensions of Revolving Loans if Reimbursement Obligations Not Repaid. If the Borrower fails to give proper notice of the continuation or conversion of any outstanding Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.5(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 3.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 2.8(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower fails to give notice pursuant to Section 2.5(a) of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 1:00 p.m. (Cincinnati time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Facility (or, at the option of the Administrative Agent, under the Swing Line) on such day in the amount of the Reimbursement Obligation then due, which Borrowing, if otherwise available hereunder, shall be applied to pay the Reimbursement Obligation then due.

(d)    Disbursement of Loans. Not later than 2:00 p.m. (Cincinnati time) on the date of any requested advance of a new Borrowing, subject to Section 3, each Lender under the applicable Facility shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Cincinnati, Ohio. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrower at the Administrative Agent’s principal office in Cincinnati, Ohio.

(e)    Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have received notice from a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 2:00 p.m. (Cincinnati time) on) the date on which such Lender is scheduled to make available to the Administrative Agent its share of a Borrowing (which notice shall be effective upon receipt) that such Lender does not intend to make such share available, the Administrative Agent may assume that such Lender has made such share available in accordance with Section 2.5(d) when due and the Administrative Agent, in reliance upon such assumption, may (but shall not be required to) make available to the Borrower a corresponding amount (each such advance, a “Disproportionate Advance”) and, if such Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, such Lender shall, on demand, make available to the Administrative Agent the Disproportionate Advance attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such Disproportionate Advance was made available to the Borrower and ending on (but excluding) the date such Lender makes available such Disproportionate Advance to the Administrative Agent at a rate per annum equal to: (i) from the date the Disproportionate Advance was made by the Administrative Agent to the date 2 Business Days after payment by such Lender is due hereunder, the greater of, for each such day, (x) the Federal Funds Rate and (y) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any standard administrative or processing fees charged by the Administrative Agent in connection with such Lender’s non-payment and (ii) from the date 2 Business Days after the date such share of the applicable Borrowing is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, promptly following written demand from the Administrative Agent, repay to the Administrative Agent the proceeds of the Loan attributable to such Disproportionate Advance with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but without such payment being considered a payment or prepayment of a Loan under Section 8.1 so that the Borrower will have no liability under such Section with respect to such payment. If the Borrower and such Lender shall pay interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower under this Section shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.6    Minimum Borrowing Amounts; Maximum Eurodollar Loans.

(a)    Each Borrowing of Base Rate Loans advanced hereunder shall be in an amount not less than $500,000 or such greater amount that is an integral multiple of $50,000. Each Borrowing of Eurodollar Loans advanced, continued or converted hereunder shall be in an amount equal to $1,000,000 or such greater amount that is an integral multiple of $100,000.

(b)    Without the Administrative Agent’s consent:

(i)    after giving effect to all Term Borrowings, all conversions of Term Loans from one type to the other, and all continuations of Term Loans as the same type, there shall not be more than three (3) Interest Periods in effect in respect of the Term Facility; and

(ii)    after giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one type to the other, and all continuations of Revolving Loans as the same type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Facility.

Section 2.7    Repayment of Loans.

(a)    Revolving Loans.  The Revolving Loans, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrower on the Termination Date.

(b)    Term Loans.  The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the last Business Day of each fiscal quarter of the Borrower (each such date, a “Term Loan Payment Date”) occurring during the period set forth below in the respective amounts set forth opposite such period (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.8), unless accelerated sooner pursuant to Section 7:

Term Loan Payment Dates Occurring During the Following Periods	Principal Repayment Installments
Closing Date through (and including) the second anniversary of the Closing Date	An amount equal to 1.25% of the aggregate principal amount of the Term Loans made on the Closing Date
The day after the Second anniversary of the Closing Date through (and including) the fourth anniversary of the Closing Date	An amount equal to 1.875% of the aggregate principal amount of the Term Loans made on the Closing Date
The day after the Fourth anniversary of the Closing Date through (and including) the fifth anniversary of the Closing Date	An amount equal to 2.50% of the aggregate principal amount of the Term Loans made on the Closing Date
Termination Date	An amount equal to 100% of the aggregate unpaid principal amount of the Term Loans made on the Closing Date provided that the final principal repayment installment of the Term Loans shall be repaid on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

Section 2.8    Prepayments of Loans.

(a)    Voluntary.  The Borrower may prepay without premium or penalty (except as set forth in Section 8.1 below) and in whole or in part any Borrowing of Eurodollar Loans at any time upon 3 Business Days prior notice by the Borrower to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans or Swing Loans bearing interest at the Swing Line Lender’s Quoted Rate, notice delivered by the Borrower to the Administrative Agent no later than 10:00 a.m. (Cincinnati time) on the date of prepayment (or, in any case, such shorter time period then agreed to by the Administrative Agent), such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 8.1; provided the Borrower may not partially repay a Borrowing (i) if such Borrowing is of Base Rate Loans (other than a Swing Loan), in a principal amount less than $500,000, (ii) if such Borrowing is of

Eurodollar Loans, in a principal amount less than $1,000,000, and (iii) in each case, unless it is in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.6 remains outstanding.  Each prepayment of the outstanding Term Loans pursuant to this Section shall be applied to the principal repayment installments thereof on a pro rata basis.

(b)    Mandatory.

(i)    The Borrower shall, on each date the Revolving Facility is reduced pursuant to Section 2.10, prepay the Revolving Loans and, if necessary, Swing Loans and, if necessary, in accordance with Section 4.4, Cash Collateralize the L/C Obligations by the amount, if any, necessary to reduce the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations then outstanding to the amount to which the Revolving Facility has been so reduced.

(ii)    Promptly upon the occurrence of any Change of Control and, in any event, no later than the end of the third Business Day following the date on which such Change of Control first occurs, the Borrower shall, without notice or demand, (x) pay all outstanding principal of and interest on the Loans and any and all other Obligations then outstanding (including any amounts payable pursuant to Section 8.1), (y) Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, and (z) cause all Hedging Liability and Bank Product Liability then outstanding to be paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed. In addition and without limiting Section 2.10(b)(ii), immediately upon the occurrence of any Change of Control, the Revolving Facility and all other obligations of the Lenders to extend further credit pursuant to any of the terms of this Agreement shall immediately and automatically terminate.

(iii)    The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Subsidiary from all dispositions of Collateral made in accordance with Section 6.13(g) and Involuntary Dispositions within three (3) Business Days of the date of such disposition of Collateral or Involuntary Disposition; provided,  however, that so long as no Potential Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower (as notified by the Borrower to the Administrative Agent) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in like assets (but specifically excluding current assets as classified by GAAP) within one hundred eighty (180) days after the receipt of such Net Cash Proceeds; provided that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans and/or Cash Collateralize the L/C Obligations.

(iv)    Immediately upon receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Subsidiaries, and not otherwise included in Section 2.08(b)(iii), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereinafter provided in an aggregate principal amount equal to 100% of all Net Cash Proceeds received therefrom; provided,  however, that so long as no Potential Default or Event of Default shall have occurred and be continuing, such Net Cash Proceeds shall not be required to be so applied at the election of the Borrower (as notified by the Borrower to the Administrative Agent) to the extent such Loan Party or such Subsidiary reinvests all or any portion of such Net Cash Proceeds in like assets (but specifically excluding current assets as classified by GAAP) within one hundred eighty (180) days after the receipt of such Net Cash Proceeds; provided that, if such Net Cash Proceeds shall have not been so reinvested, such Net Cash Proceeds shall be immediately applied to prepay the Loans and/or Cash Collateralize the L/C Obligations.  For the avoidance of doubt, Extraordinary Receipts belonging to any third-party that is not a Loan Party or a Subsidiary (such as a home owners association) shall not be subject to this Section 2.8(b)(iv).

(v)    Each prepayment of Loans pursuant to the foregoing clauses (ii), (iii) and (iv) shall be applied, first, to the principal repayment installments of the Term Loan in inverse order of maturity, including the final principal repayment installment on the Termination Date and, second, to the Revolving Facility, in each case, in the manner set forth in clause (vi) hereof.  Subject to Section 8.6, such prepayments shall be paid to the Lenders in accordance with their respective Percentages in respect of the relevant Facilities.

(vi)    Unless the Borrower otherwise directs, prepayments of Loans under this Section 2.8(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire.  Each prepayment of Loans under this Section 2.8(b) shall be made by the payment of the principal amount to be prepaid and, in the case of any Swing Loans or Eurodollar Loans, accrued interest thereon to the date of prepayment together with any amounts due the Lenders under Section 8.1. Each prefunding of L/C Obligations shall be made in accordance with Section 4.4.

(c)    Lender Notification; Payment Application. The Administrative Agent will promptly advise each Lender under the applicable Facility of any notice of prepayment it receives from the Borrower.

Section 2.9    Place and Application of Payments.

(a)    General Payments. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrower under this Agreement and the other Loan Documents, shall be made by the Borrower to the Administrative Agent by no later than 12:00 Noon (Cincinnati time) on the due date thereof at the office of the Administrative Agent in Cincinnati, Ohio (or such other location as the Administrative Agent may designate to the Borrower in writing) for the benefit of the Lender or Lenders entitled thereto. Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment, in each case without set-off or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) from the date two (2) Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate then in effect for each such date.

(c)    Application of Collateral Proceeds after Default. Anything contained herein to the contrary notwithstanding, (x) pursuant to the exercise of remedies under Sections 7.2 and 7.3 or (y) after written instruction by the Required Lenders after the occurrence and during the continuation of an Event of Default, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders shall be remitted to the Administrative Agent and distributed as follows:

(i)    first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent, and any security trustee therefor, in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, in protecting, preserving or enforcing rights under the Loan Documents, which the Borrower has agreed to pay the Administrative Agent under Section 10.12 (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);

(ii)    second, to the payment of principal and interest on the Swing Loans until paid in full;

(iii)    third, to the payment of any outstanding interest (other than on Swing Loans) and fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(iv)    fourth, to the payment of principal on the Loans (other than Swing Loans), unpaid Reimbursement Obligations, together with Cash Collateral for any outstanding L/C Obligations pursuant to Section 7.4 (until the Administrative Agent is holding Cash Collateral equal to 105% of the then outstanding amount of all such L/C Obligations), and Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders and, in the case of Hedging Liability, their Affiliates to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;

(v)    fifth, to the payment of all other Secured Obligations (including Bank Product Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and

(vi)    sixth, to the Borrower or whoever else may be lawfully entitled thereto.

Notwithstanding anything contained herein to the contrary, no proceeds of any Collateral or payment made under or in respect of any Guaranty Agreement received from any person who is not an “eligible contract participant” as defined in the Commodities Exchange Act and regulations thereunder shall be applied to the payment of any Hedging Liability, but appropriate adjustments shall be made with respect to payments from the Loan Parties to preserve the allocation to Hedging Liability otherwise set forth in this Section.

Section 2.10    Termination or Reduction of Commitments.

(a)    Optional.  The Borrower shall have the right at any time and from time to time, upon 3 Business Days prior written notice to the Administrative Agent (or such shorter period of time agreed to by the Administrative Agent), to terminate the Revolving Facility, the L/C Sublimit or the Swing Line Sublimit, in any case, in whole or in part, any partial termination to be (i) in an amount not less than $1,000,000 or any greater amount that is an integral multiple of $100,000 and (ii) allocated ratably among the Revolving Lenders in proportion to their respective Percentages, provided that the Borrower shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the sum of the aggregate principal amount of Revolving Loans, Swing Loans and of L/C Obligations then outstanding would exceed the Revolving Facility, (B) the L/C Sublimit if, after giving effect thereto, the aggregate principal amount of L/C Obligations then outstanding and not fully Cash Collateralized hereunder would exceed the L/C Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate principal amount of Swing Loans then outstanding would exceed the Swing Line Sublimit. Any termination of the Revolving Facility below the L/C Sublimit then in effect shall reduce the L/C Sublimit by a like amount. Any termination of the Revolving Facility below the Swing Line Sublimit then in effect shall reduce the Swing Line Sublimit by a like amount. The Administrative Agent shall give prompt notice to each Revolving Lender of any such termination of the Revolving Facility. Any termination of the Revolving Facility pursuant to this clause (a) of Section 2.10 may not be reinstated.

(b)    Mandatory.

(i)    The aggregate Term Commitments shall be automatically and permanently reduced to zero on the Closing Date immediately following the Term Borrowing on such date.

(ii)    The Revolving Facility shall be automatically and permanently reduced to zero immediately upon the occurrence of a Change of Control.

Section 2.11    Swing Loans.

(a)    Generally. Subject to the terms and conditions hereof, as part of the Revolving Facility, the Swing Line Lender may, in its discretion, make loans in Dollars to the Borrower under the Swing Line (individually a “Swing Loan” and collectively the “Swing Loans”) which shall not in the aggregate at any time outstanding exceed the Swing Line Sublimit; provided the sum of the aggregate principal amount of Revolving Loans, Swing Loans and L/C Obligations at any time outstanding shall not exceed the sum of the Revolving Facility in effect at such time. The Swing Loans may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the Termination Date; provided that each Swing Loan must be repaid on the last day of the Interest Period applicable thereto. Each Swing Loan shall be in a minimum amount of $250,000 or such greater amount which is an integral multiple of $100,000.  Notwithstanding anything herein to the contrary, the Swing Line Lender shall be under no obligation to make any Swing Loan if any Revolving Lender is at such time a Defaulting Lender hereunder unless the Borrower or such Defaulting Lender has provided Cash Collateral in compliance with Section 4.4 sufficient to eliminate the Swing Line Lender’s risk with respect to such Defaulting Lender.

(b)    Interest on Swing Loans. Each Swing Loan shall bear interest until maturity (whether by acceleration or otherwise) at a rate per annum equal to, at the option of the Borrower, (i) the sum of the Base Rate plus the Applicable Margin for Revolving Loans that are Base Rate Loans as from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days elapsed) or (ii) the Swing Line Lender’s Quoted Rate (computed on the basis of a year of 360 days for the actual number of days elapsed). Interest on each Swing Loan shall be due and payable prior to its maturity on the last day of each Interest Period applicable thereto.

(c)    Requests for Swing Loans. The Borrower shall give the Administrative Agent prior notice (which may be written or oral), no later than 10:00 a.m. (Cincinnati time) on the date upon which the Borrower requests that any Swing Loan be made, of the amount and date of such Swing Loan, and the Interest Period requested therefor. The Administrative Agent shall promptly advise the Swing Line Lender of any such notice received from the Borrower. Within 30 minutes after receiving such notice, the Swing Line Lender shall in its discretion quote an interest rate to the Borrower at which the Swing Line Lender would be willing to make such Swing Loan available to the Borrower for the Interest Period so requested (the rate so quoted for a given Interest Period being herein referred to as “Swing Line Lender’s Quoted Rate”). The Borrower acknowledges and agrees that the interest rate quote is given for immediate and irrevocable acceptance. If the Borrower does not so immediately accept the Swing Line Lender’s Quoted Rate for the full amount requested by the Borrower for such Swing Loan, the Swing Line Lender’s Quoted Rate shall be deemed immediately withdrawn and such Swing Loan shall bear interest at the rate per annum determined by adding the Applicable Margin for Revolving Loans that are Base Rate Loans to the Base Rate as from time to time in effect.  Subject to the terms and conditions hereof, the proceeds of such Swing Loan shall be made available to the Borrower on the date so requested at the offices of the Swing Line Lender in Cincinnati, Ohio. Anything contained in the foregoing to the contrary notwithstanding (i) the obligation of the Swing Line Lender to make Swing Loans shall be subject to all of the terms and conditions of this Agreement and (ii) the Swing Line Lender shall not be obligated to make more than one Swing Loan during any one day.

(d)    Refunding of Swing Loans. In its sole and absolute discretion, the Swing Line Lender may at any time, on behalf of the Borrower (which the Borrower hereby irrevocably authorizes the Swing Line Lender to act on its behalf for such purpose) and with notice to the Borrower and the Administrative Agent, request each Revolving Lender to make a Revolving Loan in the form of a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of the Swing Loans outstanding on the date such notice is given. Unless an Event of Default described in clause (i) or (j) of Section 7.1 exists with respect to the Borrower, regardless of the existence of any other Event of Default, each Revolving Lender shall make the proceeds of its requested Revolving Loan available to the Administrative Agent, in immediately available funds, at the Administrative Agent’s principal office in Cincinnati, Ohio, on the Business Day such notice is given. The proceeds of such Borrowing of Revolving Loans shall be immediately applied to repay the outstanding Swing Loans.

(e)    Participations. If any Revolving Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swing Line Lender pursuant to Section 2.11(d) above (because an Event of Default described in clause (i) or (j) of Section 7.1 exists with respect to the Borrower or otherwise), such Revolving Lender will, by the time and in the manner such Revolving Loan was to have been funded to the Administrative Agent, purchase from the Swing Line Lender an undivided participating interest in the outstanding Swing Loans in an amount equal to its Percentage of the aggregate principal amount of Swing Loans that were to have been repaid with such Revolving Loans; provided that the foregoing purchases shall be deemed made hereunder without any further action by such Revolving Lender, the Swing Line Lender or the Administrative Agent. Each Revolving Lender that so purchases a participation in a Swing Loan shall thereafter be entitled to receive its Percentage of each payment of principal received on the Swing Loan and of interest received thereon accruing from the date such Revolving Lender funded to the Swing Line Lender its participation in such Loan. The several obligations of the Revolving Lenders under this Section shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Revolving Lender may have or have had against the Borrower, any other Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Potential Default or Event of Default or by any reduction or termination of the Revolving Commitment of any Revolving Lender, and each payment made by a Revolving Lender under this Section shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 2.12    Evidence of Indebtedness.

(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the type thereof and, with respect to Eurodollar Loans and Swing Loans, the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to Sections 2.12(a) and (b) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)    Any Lender may request that its Loans be evidenced by a promissory note or notes in the forms, as applicable, of Exhibit D-1 (in the case of its Revolving Loans and referred to herein as a “Revolving Note”), Exhibit D-2 (in the case of its Term Loans and referred to herein as a “Term Note”) or Exhibit D-3 (in the case of its Swing Loans and referred to herein as a “Swing Note”), as applicable. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in the amount of the Commitment or Swing Line Sublimit, as applicable. Thereafter, the Loans evidenced by such Note or Notes and interest thereon shall at all times (including after any assignment pursuant to Section 10.9) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.9, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in subsections (a) and (b) above.

(e)    In addition to the accounts and records referred to in Sections 2.12(a) and (b), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Loans.

(f)    In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of the matters described in Sections 2.12(a), (b) and (d), the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.13    Fees.

(a)    Commitment Fee. The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Lenders according to their Percentages a commitment fee (the “Commitment Fee”)at the rate per annum equal to the Applicable Margin for Commitment Fees (computed on the basis of a year of 360 days and the actual number of days elapsed) on the average daily Unused Commitments. Such commitment fee shall be payable quarterly in arrears on the last Business Day of each March, June, September, and December in each year (commencing on the first such date occurring after the Closing Date) and on the Termination Date, unless the Revolving Facility is terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.

(b)    Letter of Credit Fees. On the date of issuance or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.3, the Borrower shall pay to the L/C Issuer for its own account a fronting fee equal to .125% of the face amount of (or of the increase in the face amount of) such Letter of Credit.  Quarterly in arrears, on the last Business Day of each March, June, September, and December, commencing on the first such date occurring after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders according to their Percentages, a letter of credit fee (the “L/C Participation Fee”) at a rate per annum equal to the Applicable Margin (computed on the basis of a year of 360 days and the actual number of days elapsed) in effect during each day of such quarter applied to the daily average face amount of Letters of Credit outstanding during such quarter. In addition, the Borrower shall pay to the L/C Issuer for its own account the L/C Issuer’s standard issuance, drawing, negotiation, amendment, transfer and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by the L/C Issuer from time to time.

(c)    Administrative Agent Fees. The Borrower shall pay to the Administrative Agent (i) the fees specified in the Engagement Letter and (ii) such other fees as may be agreed to from time to time in writing between the Borrower and the Administrative Agent.

Section 2.14    Assignment and Reallocation of Existing Loans and Commitments.

(a)    Assignment and Reallocation.  Each of the parties hereto severally and for itself agrees that on the Closing Date, each Existing Lender hereby irrevocably sells, transfers, conveys and assigns, without recourse, representation or warranty (except as expressly set forth herein), to each Lender, and each such Lender hereby irrevocably purchases from such Existing Lender, a portion of the rights and obligations of such Existing Lender under the Existing Credit Agreement and each other Loan Document in respect of its Existing Loans and Commitments under (and as defined in) the Existing Credit Agreement such that, after giving effect to the foregoing assignment and delegation and any increase in the Commitments effected pursuant hereto, each Lender’s Percentage of the Commitments and portion of the Loans for the purposes of this Agreement and each other Loan Document will be as set forth opposite such Person’s name on Schedule 1.1.

(b)    Representation and Warranty.  Each Existing Lender hereby represents and warrants to each Lender that, immediately before giving effect to the provisions of this Section, (i) such Existing Lender is the legal and beneficial owner of the portion of its rights and obligations in respect of its Existing Loans being assigned to each Lender as set forth above; and (ii) such rights and obligations being assigned and sold by such Existing Lender are free and clear of any adverse claim or encumbrance created by such Existing Lender.

(c)    Lender Acknowledgements.  Each of the Lenders hereby acknowledges and agrees that (i) other than the representations and warranties contained above, no Lender nor the Administrative Agent has made any representations or warranties or assumed any responsibility with respect to (A) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement, the Existing Credit Agreement or any other Loan Document or (B) the financial condition of any Loan Party or the performance by any Loan Party of the Obligations; (ii) it has received such information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (iii) it has made and continues to make its own credit decisions in taking or not taking action under this Agreement, independently and without reliance upon the Administrative Agent or any other Lender.

(d)    Rights as Lenders.  The Borrower, each of the Lenders and the Administrative Agent also agree that each of the Lenders shall, as of the Closing Date, have all of the rights and interests as a Lender in respect of the Loans purchased and assumed by it, to the extent of the rights and obligations so purchased and assumed by it.

(e)    Funding.  Each Lender which is purchasing any portion of the Existing Loans shall deliver to the Administrative Agent immediately available funds in the full amount of the purchase made by it and the Administrative Agent shall, to the extent of the funds so received, disburse such funds to the Existing Lenders that are making sales and assignments in the amount of the portions so sold and assigned.

Section 2.15    Increase in Facilities.

(a)    Request for Increase.  Provided there exists no Potential Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the applicable Lenders), the Borrower may from time to time, request an increase to the existing Revolving Facility (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new term loan commitments (each, an “Incremental Term Commitment” and, together with the Incremental Revolving Commitment, collectively, the “Incremental Commitments”), by an aggregate amount (for all such requests) not in excess of $50,000,000; provided that (i) any such request for an Incremental Commitment shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of three (3) such requests.  At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the applicable Lenders (or such longer period (not exceeding thirty (30) days) as the Administrative Agent may require following its receipt of a written request from any Lender that needs such additional time to complete any necessary flood insurance due diligence and flood insurance compliance processes in respect of the Mortgaged Premises and in connection with the request for such increase)); provided that any Lender approached to provide all or a portion of the Incremental Commitments may elect or decline, in its sole discretion, to provide such Incremental Commitment.

(b)    Lenders Election to Increase.  Each applicable Lender shall notify the Administrative Agent within such time period whether or not it agrees to acquire an Incremental Commitment and, if so, whether by an amount equal to, greater than, or less than its Percentage of such requested increase.  Any Lender not responding within such time period shall be deemed to have declined to acquire an Incremental Commitment.

(c)    Notification by Administrative Agent; Additional Lenders.  The Administrative Agent shall notify the Borrower and each applicable Lender of the Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, and, in the case of a request for an Incremental Revolving Commitment, the L/C Issuer and the Swing Line Lender, the Borrower may also invite additional

Eligible Assignees to become Lenders pursuant to a joinder agreement (“New Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    Effective Date and Allocations.  If either Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase.  The Administrative Agent shall promptly notify the Borrower and the applicable Lenders and the New Lenders of the final allocation of such increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an Authorized Representative of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained herein and in the other Loan Documents are true and correct, on and as of the Increase Effective Date, and except that for purposes of this Section, the representations and warranties contained in Section 5.3 shall be deemed to refer to the most recent statements furnished pursuant to Section 6.1, and (B) both before and after giving effect to the Incremental Commitment, no Potential Default or Event of Default exists.  The Borrower shall deliver or cause to be delivered any other customary documents, including legal opinions as reasonably requested by the Administrative Agent in connection with any Incremental Commitment. The Borrower shall prepay any Revolving Loans outstanding on any applicable Increase Effective Date (and pay any additional amounts required pursuant to Section 8.1) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Percentages arising from any nonratable increase in the Revolving Commitments under this Section.  The Borrower shall deliver or cause to be delivered to each requesting Lender, and each such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with (A) applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act, and (B) applicable provisions of the Beneficial Ownership Regulation (including, but not limited to, delivery of Beneficial Ownership Certifications, if applicable).

(f)    Conflicting Provisions.  This Section shall supersede any provisions in Section 10.7 or 10.10 to the contrary.

Section 2.16    MIRE Events.  Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Premises, any increase, extension or renewal of any of the Commitments or Loans (including the establishment of Incremental Commitments or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Premises as required by flood insurance laws and as otherwise reasonably required by the Lenders and (2) the Administrative Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed).

Section 2.17    Letters of Credit Issued Under the Existing Credit Agreement.  The parties hereto acknowledge and agree that each letter of credit issued under the Existing Credit Agreement (each an “Existing Letter of Credit”), if any, is deemed to be issued under this Agreement by the L/C Issuer at the request of the Borrower and shall constitute a Letter of Credit hereunder for all purposes, and no notice requesting issuance thereof shall be required hereunder.  Each reference herein to the issuance of a Letter of Credit shall include any such deemed issuance.  All fees accrued on each Existing Letter of Credit to but excluding the Closing Date shall be for the account of the L/C Issuer as provided in the Existing Credit Agreement, and all fees accruing on each Existing Letter of Credit on and after the Closing Date shall be for the account of the L/C Issuer and the Lenders as provided herein.

SECTION 3.    CONDITIONS PRECEDENT.

The obligation of each Lender to advance, continue or convert any Loan (other than the continuation of, or conversion into, a Base Rate Loan) or of the L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to satisfaction (or waiver) of the following conditions precedent:

Section 3.1    All Credit Events.  At the time of each Credit Event hereunder:

(a)    each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent the same expressly relate to an earlier date (and in such case shall be true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date);

(b)    no Potential Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c)    after giving effect to such requested extension of credit, the aggregate principal amount of all Revolving Loans, Swing Loans and L/C Obligations under this Agreement shall not exceed the aggregate Commitments;

(d)    in the case of a Borrowing, the Administrative Agent shall have received the notice required by Section 2.5, in the case of the issuance of any Letter of Credit, the L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees required to be paid at such time under Section 2.13, and, in the case of an extension or increase in the amount of a Letter of Credit, the L/C Issuer shall have received a written request therefor in a form reasonably acceptable to the L/C Issuer together with fees required to be paid at such time under Section 2.13; and

(e)    such Credit Event shall not violate any Legal Requirement applicable to the Administrative Agent, the L/C Issuer, or any Lender (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect; provided that, any such Legal Requirement shall not entitle any Lender that is not affected thereby to not honor its obligation hereunder to advance, continue or convert any Loan or, in the case of the L/C Issuer, to extend the expiration date of or increase the amount of any Letter of Credit hereunder.

Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section, unless otherwise specified in writing by the Borrower.  For the avoidance of doubt, no Lender shall be required to make any Loans in the event that any of the conditions set forth in this Section 3.1 are not satisfied.

Section 3.2    Initial Credit Event.    Before or concurrently with the initial Credit Event:

(a)    Loan Documents.  The Administrative Agent shall have received the following:

(i)    this Agreement duly executed by the Loan Parties and the Lenders;

(ii)    for each Lender requesting Notes, such Lender’s duly executed Notes of the Borrower, dated the date hereof and otherwise in compliance with the provisions of Section 2.12(d);

(iii)    the Security Agreement duly executed by each applicable Loan Party, together with UCC financing statements to be filed against each such Loan Party, each as debtor, in favor of the Administrative Agent, as secured party;

(iv)    the Pledge Agreement by each applicable Loan Party together with UCC financing statements to be filed against each such Loan Party, each as debtor, in favor of the Administrative Agent, as secured party;

(v)    a duly completed and executed Perfection Certificate; and

(vi)    a letter agreement with respect to an escrow arrangement duly executed by Resort Title, which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent;

(b)    Diligence and Other Matters.  The Administrative Agent shall have received:

(i)    the Administrative Agent’s due diligence with respect to the Loan Parties shall be completed in a manner reasonably acceptable to the Administrative Agent, including without limitation, receipt of satisfactory management background checks;

(ii)    evidence that the capital and organizational structure of the Loan Parties shall be reasonably satisfactory to the Administrative Agent;

(iii)    the Administrative Agent shall have received financing statement and, as appropriate, tax and judgment lien search results against the Loan Parties and their Property evidencing the absence of Liens thereon, except for Permitted Liens;

(iv)    evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as additional insured, mortgagee and/or lender’s loss payee, as applicable;

(v)    the Administrative Agent shall have received copies of all Receivable Debt Documents as in effect on the Closing Date, as requested by the Administrative Agent for those documents not filed with the Securities Exchange Commission and publicly available; and

(vi)    the Administrative Agent shall have received the favorable written opinions of counsel to the Loan Parties, in form and substance satisfactory to the Administrative Agent;

(c)    Organization Documents.  The Administrative Agent shall have received, in each case certified by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent:

(i)    copies of each Loan Party’s Organization Documents, certified in each instance by its Secretary, Assistant Secretary, Chief Financial Officer or other officer acceptable to the Administrative Agent;

(ii)    copies of resolutions of each Loan Party’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby;

(iii)    specimen signatures of the persons authorized to execute such documents on such Loan Party’s behalf, all certified in each instance; and

(iv)    certificates of good standing, or nearest equivalent in the relevant jurisdiction, for each Loan Party (dated no earlier than thirty (30) days prior to the date hereof) from the office of the secretary of state or other appropriate governmental department or agency of the state of its formation, incorporation or organization, as applicable, and, solely with respect to BVU, from the office of the secretary of state or other appropriate governmental department or agency of the states of Wisconsin and Florida.

(d)    Certain Financial Matters.  The Administrative Agent shall have received:

(i)    certifications from an officer of the Borrower acceptable to the Administrative Agent as to the Solvency of the Loan Parties on a consolidated basis after giving effect to the initial Credit Event;

(ii)    a duly completed Compliance Certificate as of the last day of the fiscal quarter of the Borrower ended June 30, 2019, signed by chief executive officer, chief financial officer, treasurer or chief accounting officer of the Borrower, and demonstrating in form and detail satisfactory to the Administrative Agent: (x) since June 30, 2019, no Material Adverse Effect has occurred, (y) Minimum Liquidity of not less than $50,000,000 and (z) a Total Net Leverage Ratio not in excess of 1.50 to 1.00, in each case, determined on a pro forma basis after giving effect to the transactions to occur on the Closing Date (and as if the Closing Date occurred on June 30, 2019);

(e)    KYC and Beneficial Ownership.  Each of the Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information requested by any such Lender:

(i)    required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and the Administrative Agent shall have received a fully executed IRS Form W-9 (or its equivalent) for each of the Loan Parties; and

(ii)    To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, Beneficial Ownership Certification with respect to the Borrower or any Guarantor that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation;

(f)    Mortgaged Premises.  The Administrative Agent shall have received:

(i)    the Mortgages (or any necessary or appropriate amendment or other modification to the existing Mortgages to give effect to the transactions contemplated hereby) duly executed by the applicable Loan Party, together, as necessary or appropriate, with fixture financing statements relating thereto to be filed against the applicable Loan Party, as debtor, in favor of the Administrative Agent, as secured party;

(ii)    a mortgagee’s title insurance policy (or binding commitment therefor) (or any necessary or appropriate amendment, update, “bring-down” or other applicable modification or endorsement to any existing policy to give effect to the transactions contemplated hereby), in form and substance acceptable to the Administrative Agent:

(A)    in an amount equal to $1,170,000, with respect to the Mortgaged Premises commonly known as S947 Christmas Mountain Road, Wisconsin Dells, Wisconsin,

(B)    in an amount equal to $2,700,000, with respect to the Mortgaged Premises commonly known as 12400 International Drive, Orlando, Florida,

(C)    in an amount equal to $2,500,000, with respect to the Mortgaged Premises commonly known as 7021 Crossland Drive, Orlando, Florida,

(D)    in an amount equal to $6,330,000, with respect to the Mortgaged Premises commonly known as 4451 North Kings Highway, Myrtle Beach, South Carolina, and

(E)    in an amount equal to $8,200,000, with respect to 7174 Crossland Drive, Orlando, Florida, in connection with Commercial Unit 1 and Commercial Unit 2 (otherwise typically referred to as the 9th and 10th floors of Building 9) of the BG Fountains Condominium in Orange County, Florida,

in each case, insuring the Lien of the Mortgage to be a valid first priority Lien, subject to no defects or objections that are not acceptable to the Administrative Agent, together with such endorsements as the Administrative Agent may require and are reasonably available;

(iii)    one or more appraisal reports prepared for the Administrative Agent by a state certified appraiser selected by the Administrative Agent, which appraisal reports describe the fair market value of the property subject to the Liens of the Mortgages and otherwise meets the requirements of Applicable Law for appraisals prepared for federally insured depository institutions; and

(iv)    all other information and reports in connection with title and other matters relating to the Mortgaged Premises as may be required by the Administrative Agent, including real estate surveys and flood zone determinations, in each case in form an substance acceptable to the Administrative Agent.

(g)    Equity Interest.  To the extent the Pledged Interests (as defined in the Pledge Agreement) are certificated, the Administrative Agent shall have received such Pledged Interests together with duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Agent.

(h)    Fees.  The Administrative Agent shall have received for itself and for the Lenders the initial fees required by Section 2.13.

(i)    Other Closing Matters.  The Administrative Agent shall have received such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

SECTION 4.    THE COLLATERAL AND GUARANTIES.

Section 4.1    Collateral.  The Secured Obligations shall be secured by valid, perfected, and enforceable Liens of the Administrative Agent on all right, title, and interest of each Loan Party in certain personal property, fixtures, and real estate, as more fully described in the Collateral Documents, whether now owned or hereafter acquired or arising, and all proceeds thereof.

Section 4.2    Guaranties.  The payment and performance of the Secured Obligations shall at all times be jointly and severally guaranteed by each Guarantor pursuant to one or more Guaranty Agreements.

Section 4.3    Further Assurances.  Each Loan Party agrees that it shall from time to time at the request of the Administrative Agent or the Required Lenders, execute and deliver such documents and do such acts and things as the Administrative Agent or the Required Lenders may reasonably request in order to provide for or perfect or protect such Liens on the Collateral as required by this Section 4.  In the event any Loan Party forms or acquires any other Subsidiary (which, for the purposes of this Section 4.3, shall include any Subsidiary that ceases to be an Excluded Subsidiary) that is not an Excluded Subsidiary after the Closing Date, except as otherwise provided in the definition of Guarantor, the Loan Parties shall promptly upon such formation or acquisition cause such newly formed or acquired Subsidiary to execute a Guaranty Agreement and such Collateral Documents as the Administrative Agent may then require to comply with this Section 4, and the Loan Parties shall also deliver to the Administrative Agent, or cause such Subsidiary to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith. In the event any Loan Party (other than BVU) or any Subsidiary of a Loan Party (other than Resort Title, in its capacity as escrow agent, or any other Subsidiary, solely with respect to a Limited Joinder) becomes party to any Sales and Marketing Agreement, the Borrower shall promptly thereafter cause such Loan Party or Subsidiary, as applicable, to execute, to the extent it has not previously done so, a Guaranty Agreement and such Collateral Documents as the Administrative Agent may then reasonably require to cause such Person to be a Guarantor and to grant a Lien on all Pledged Receivables that are owned by such Person and that relate to such Sales and Marketing Agreement, and the Borrower shall also deliver to the Administrative Agent, or cause such Loan Party or Subsidiary, as applicable, to deliver to the Administrative Agent, at the Borrower’s cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith.

Section 4.4    Cash Collateral.  Immediately upon the request of the Administrative Agent, the L/C Issuer, or the Swing Line Lender at any time that there shall exist a Defaulting Lender, or otherwise as required hereby, including as required by Sections 2.3(b), 7.4 and 8.6(a)(v), the Borrower shall deliver Cash Collateral to the Administrative Agent in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 8.6(a)(iv) and any Cash Collateral provided by the Defaulting Lender, if applicable) with respect to such Defaulting Lender or to cover such other amount required hereby.

(a)    Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties, and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders (including the Swing Line Lender), and the L/C Issuer. If and when requested by the Borrower, the Administrative Agent shall invest funds held in the Collateral Account from time to time in direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a remaining maturity of one (1) year or less, provided that the Administrative Agent is irrevocably authorized to sell investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to amounts due and owing from the Borrower to the L/C Issuer, the Administrative Agent or the Lenders (including the Swing Line Lender).

Each of the Borrower and, to the extent Cash Collateral is provided by or on behalf of a Defaulting Lender pursuant to this Section 4.4 or 8.6(a)(ii), such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest (subject to Permitted Liens) in the Collateral Account, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided (other than Permitted Liens), or that the total amount of such Cash Collateral is less than the Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(b)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 4.4 or Sections 2.3(b), 7.4, or 8.6(a)(v), or any other Section hereof in respect of Letters of Credit or Swing Loans, shall be applied to the satisfaction of the specific Reimbursement Obligations, Swing Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation), and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)    Release. (i) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations giving rise thereto shall be released promptly following the elimination of the applicable Fronting Exposure and other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee)), or (ii), if such Cash Collateral (or the appropriate portion thereof) is not provided in connection with a Defaulting Lender, Cash Collateral (or the appropriate portion thereof) shall be released promptly after (A) the Borrower shall have made payment of all such obligations referred to in this Section 4.4 above, (B) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, and (C) no Letters of Credit, Commitments, Loans or other Obligations remain outstanding hereunder, and (iii) Cash Collateral (or the appropriate portion thereof) shall be released promptly following the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Potential Default or Event of Default (and following application as provided in this Section 4.4 may be otherwise applied in accordance with Section 2.9), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 5.    REPRESENTATIONS AND WARRANTIES.

Each Loan Party represents and warrants to each Lender, the Administrative Agent, and the L/C Issuer as follows:

Section 5.1    Organization and Qualification.  Each Loan Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) is in good standing under the laws of the jurisdiction of its organization, (c) has the power and authority to own its property and to transact the business in which it is engaged and proposes to engage and (d) is duly qualified and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except, in each case of clauses (a), (b) (other than with respect to the Borrower where failure to maintain such good standing is not curable or results in the dissolution of the Borrower), (c) and (d), where the same could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.2    Authority and Enforceability.  The Borrower has the power and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes (if any), to grant to the Administrative Agent the Liens described in the Collateral Documents executed by the Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Guarantor has the power and authority to enter into the Loan Documents executed by it, to guarantee the Secured Obligations, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by the Loan Parties have been duly authorized by proper corporate and/or other organizational proceedings, executed, and delivered by such Persons and constitute valid and binding obligations of such Loan Parties enforceable against each of them in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Loan Party of any of the matters and things herein or therein provided for, (a) contravene or violate any applicable Legal Requirement binding upon any Loan Party or any provision of the Organization Documents of any Loan Party, (b) violate or constitute a default under any covenant, indenture or agreement of or affecting the any Loan Party or any of its Property, in each case where such violation, contravention or default, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (c) result in the creation or imposition of any Lien on any Property of any Loan Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.

Section 5.3    Financial Reports.  The audited consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2018, and the unaudited interim consolidated financial statements of the Borrower and its Subsidiaries as at June 30, 2019, for the six (6) months then ended, heretofore furnished to the Administrative Agent, fairly and adequately present the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of any date after the Closing Date, the audited consolidated financial statements of the Borrower and its Subsidiaries most recently furnished to the Administrative Agent pursuant to Section 6.1, fairly and adequately present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. As of the date of the most recently delivered annual financial statements, neither the Borrower nor any Subsidiary has contingent liabilities or judgments, orders or injunctions against it that are required by GAAP to be accrued that are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.1.

Section 5.4    No Material Adverse Effect.  Since December 31, 2018, there has been no change in the business condition (financial or otherwise), operations, performance, Properties or prospects of any Loan Party or any Subsidiary of any Loan Party except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.5    Litigation and Other Controversies.  Except as set forth on Schedule 5.5, there is no litigation, arbitration, labor controversy or governmental proceeding pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, or any of their respective Property, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there has been no material adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described in Schedule 5.5.

Section 5.6    True and Complete Disclosure.  All information furnished by or on behalf of the Loan Parties or any of their Subsidiaries to the Administrative Agent or any Lender for purposes of or in connection with this Agreement, or any transaction contemplated herein, does not contain any untrue statements of material fact or omit a material fact necessary to make the material statements herein or therein not misleading in any material respect in light of the circumstances under which such information was provided; provided that, with respect to projected financial information furnished by or on behalf of the Loan Parties or any of their Subsidiaries, the Loan Parties only represent and warrant that such information is prepared in good faith based upon assumptions and estimates believed to be reasonable at the time of preparation and at the time of delivery.

Section 5.7    Use of Proceeds; Margin Stock.

(a)    The Borrower shall use all proceeds of the Loans to fund the fees and expenses associated with the closing of the credit facilities set forth in this Agreement, to refinance existing Indebtedness, for working capital purposes and other general corporate purposes of the Borrower and its Subsidiaries.

(b)    The Borrower shall not, directly or indirectly, use any Loan or Letter of Credit or the proceeds of any Loan or Letter of Credit for (i) any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or any other similar Anti-Corruption Law or (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, that would result in violation by any Person (including any Person participating in the transactions contemplated hereunder, whether as Lender, Administrative Agent, Swing Line Lender, L/C Issuer, or otherwise) of any applicable Sanctions

(c)    No part of the proceeds of any Loan or other extension of credit hereunder will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan or other extension of credit hereunder nor the use of the proceeds of Loans will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System and any successor to all or any portion of such regulations.  Margin Stock constitutes less than 25% of the value of those assets of the Loan Parties and their Subsidiaries that are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.8    Taxes Generally; Property Taxes and Fees.

(a)    Taxes Generally. Each Loan Party and each of its Subsidiaries has timely filed or caused to be timely filed all tax returns required to be filed by such Loan Party and/or any of its Subsidiaries, except where failure to so file could not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. Each Loan Party and each of its Subsidiaries has paid all Taxes payable by them other than Taxes which are not delinquent, except those that are being contested in good faith and by appropriate legal proceedings and as to which appropriate reserves have been provided for in accordance with GAAP and no Lien resulting therefrom attaches to any of its Property (other than any Permitted Liens).

(b)    Property Taxes and Fees. Without limiting the foregoing clause (a), all real property taxes, maintenance fees, rents, assessments and like charges affecting any of the Mortgaged Premises have been fully paid to date, to the extent such items are due and payable.

Section 5.9    ERISA.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS.  To the best knowledge of the Loan Parties, no circumstance currently exists that could reasonably be expected to cause the loss of such tax-qualified status.

(b)    There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)    Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than (i) on the Closing Date, those listed on Schedule 5.9 hereto and (ii) thereafter, Pension Plans not otherwise prohibited by this Agreement.

(e)    The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrower’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.

Section 5.10    Subsidiaries. Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) identifies (a) each Subsidiary (including Subsidiaries that are Loan Parties) and (b) the following information for each Loan Party: (i) jurisdiction of its organization; and (ii) the percentage of issued and outstanding interests of each class of its Ownership Interests owned by any Loan Party and/or its Subsidiaries; and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized Ownership Interests and the number of interests of each class issued and outstanding. All of the outstanding Ownership Interests of each Loan Party are validly issued and outstanding and fully paid and nonassessable and all such Ownership Interests indicated on Schedule 5.10 (as supplemented from time to time pursuant to Section 6.18) as owned by a Loan Party or another Subsidiary are owned, beneficially and of record, by such Loan Party or Subsidiary free and clear of all Liens, other than Permitted Liens. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Ownership Interests of any Subsidiary.

Section 5.11    Compliance with Laws.

(a)    The Loan Parties and their Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of their businesses and the ownership of their Property, except such non-compliances as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)    Without limiting the generality of the foregoing clause (a), the Borrower, BVU and the applicable Associations have, in all material respects, complied fully with all Applicable Laws in connection with the Specified Resorts, the Mortgaged Premises and the Collateral, and, to the best of the Borrower’s knowledge, the applicable Association has complied fully with all Applicable Laws in connection with each Specified Resort and the Mortgaged Premises, including, to the extent applicable, (i) the Interstate Land Sales Full Disclosure Act; (ii) any applicable condominium and timeshare statutes, rules, and regulations, including those governing the administration and operation of each applicable Association and those requiring registration of the units at a Specified Resort or the Mortgaged Premises as a legal prerequisite to the marketing and sale thereof, including the applicable timeshare act; (iii) Regulation Z of the Federal Reserve Board; (iv) the Equal Credit Opportunity Act; (v) Regulation B of the Federal Reserve Board; (vi) Section 5 and “Do Not Call” provisions of the Federal Trade Commission Act; (vii) all applicable state and federal securities laws; (viii) all applicable usury laws; (ix) all applicable trade practices, home and telephone solicitation, sweepstakes, lottery and other consumer credit and protection laws; (x) all applicable real estate sales licensing, disclosure, reporting, and escrow laws; (xi) the Americans with Disabilities Act of 1990 and all other accessibility requirements; (xii) the federal postal laws; (xiii) the Real Estate Settlement Procedures Act; (xiv) the Fair Housing Act of 1968; (xv) the FTC Privacy Act; (xvi) the Patriot Act; and (xvii) all amendments to and rules and regulations promulgated under the foregoing, all if and as applicable, to the extent non-compliance is not reasonably expected to cause a Material Adverse Effect. Furthermore, each Specified Resort and the Mortgaged Premises, and in each case the material improvements thereat, have been constructed and are and will continue to be operated in accordance with all applicable zoning requirements, building codes, subdivision ordinances, licensing requirements, all covenants, conditions, and restrictions of record, and all other Applicable Laws to the extent non-compliance is not reasonably expected to cause a Material Adverse Effect. The Borrower’s marketing and sales practices are in compliance with all Applicable Laws, to the extent non-compliance is not reasonably expected to cause a Material Adverse Effect.

Section 5.12    Environmental Matters.

(a)    No Designated Officer of any the Loan Party or any Subsidiary has knowledge of any Environmental Claim or has received any written notice of any Environmental Claim and no proceeding has been instituted asserting any Environmental Claim against any Loan Party or any Subsidiary in connection with any Specified Resort or Mortgaged Premises.

(b)    None of the Loan Parties nor any Subsidiary has knowledge of any facts that would reasonably be expected to give rise to any Environmental Claim emanating from, occurring on or in any way related to any Specified Resort or Mortgaged Premises.

(c)    None of the Loan Parties nor any Subsidiary nor, to the knowledge of the Loan Parties, any third party, has stored, disposed or released any Hazardous Materials on any Specified Resort or Mortgaged Premises in a manner that is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)    Except as set forth on Schedule 5.12, the Specified Resorts and Mortgaged Premises are and, to the knowledge of the Designated Officers of the Loan Parties and their Subsidiaries, have in the in the past been in compliance with applicable Environmental Laws and the Loan Parties have timely obtained, maintain and are in compliance with all permits, authorizations and licenses required under Environmental Laws for the development, use and occupancy of the Specified Resorts and Mortgaged Premises as they are currently being used.

(e)    The Loan Parties have made available to Administrative Agent accurate and complete copies of all material environmental reports, studies, assessments, investigations, audits, correspondence and other documents relating to environmental, safety and health matters with respect to the Specified Resorts and the Mortgaged Premises that are in the Loan Parties’ possession or control.

Section 5.13    Status under Certain Statutes.    No Loan Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

Section 5.14    Intellectual Property.  Each Loan Party and each of its Subsidiaries owns or has obtained licenses or other rights of whatever nature to all the patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how or other intellectual property rights necessary for the present conduct of its businesses, in each case without any known conflict with the rights of others except for such conflicts and any failure to own or obtain such licenses and other rights, as the case may be, as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.15    Good Title.  The Borrower and its Subsidiaries have good and marketable title, or valid leasehold interests, to any and all of the Collateral, and such Collateral subject to no Liens, other than Permitted Liens. As of the Closing Date, BVU is the only entity that owns any Collateral.

Section 5.16    Labor Relations.    No Loan Party nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no strike, labor dispute, slowdown, or stoppage pending against any Loan Party or any of its Subsidiaries or, to the best knowledge of the Loan Parties and their Subsidiaries, threatened against any Loan Party or any of its Subsidiaries and (b) to the best knowledge of the Loan Parties and their Subsidiaries, no union representation proceeding is pending with respect to the employees of any Loan Party or any of its Subsidiaries and no union organizing activities are taking place, except (with respect to any matter specified in clause (a) or (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 5.17    Governmental Authority and Licensing.  The Loan Parties and their Subsidiaries have received all licenses, permits, and approvals of each Governmental Authority necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding that, if adversely determined, could reasonably be expected to result in revocation or denial of any license, permit or approval is pending or, to the knowledge of the Loan Parties, threatened, except where such revocation or denial could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 5.18    Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Loan Party of any Loan Document, except for (a) such approvals, authorizations, consents, licenses or exemptions from, or filings or registrations which have been obtained prior to the date of this Agreement and remain in full force and effect, (b) filings which are necessary to release Liens granted pursuant to the document related to the Indebtedness to be refinanced on the Closing Date, and (c) filings, authorizations, consents, licenses, exemptions or registrations which are necessary to perfect the security interests created under the Collateral Documents.

Section 5.19    Affiliate Transactions.    No Loan Party nor any of its Subsidiaries is a party to any contracts or agreements with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to such Loan Party or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.20    Solvency.  Each Loan Party is Solvent, and the Loan Parties and their Subsidiaries are, on a consolidated basis, Solvent.

Section 5.21    Brokers Generally; No Broker Fees.

(a)    Brokers Generally. All marketing and sales activities have been and will be performed by employees or independent contractors of the Borrower and its Affiliates, all of whom are and will be properly licensed or exempt from licensing in accordance with applicable Legal Requirements. The Borrower or its Affiliates will retain a duly licensed broker of record for each Specified Resort and the Mortgaged Premises as may be required by Applicable Law in the State in which each such Specified Resort or Mortgaged Premises is located.

(b)    No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated thereby; and the Loan Parties hereby agree to indemnify the Administrative Agent, the L/C Issuer, and the Lenders against, and agree that they will hold the Administrative Agent, the L/C Issuer, and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

Section 5.22    No Default.    No Potential Default or Event of Default has occurred and is continuing.

Section 5.23    OFAC.  Each Loan Party is in compliance with the requirements of all OFAC Sanctions Programs applicable to it. Each Subsidiary of each Loan Party is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary. Each Loan Party has provided to the Administrative Agent, the L/C Issuer, and the Lenders all information regarding such Loan Party and its Affiliates and Subsidiaries requested for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs. To the best of each Loan Party’s knowledge, neither any Loan Party nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 5.24    Other Agreements and Documents.  As of the Closing Date, except as set forth on Schedule 5.24, all Material Agreements are in full force and effect and no defaults currently exist under such agreements which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. There does not exist any violation of any Organization Documents which could reasonably be expected to have a Material Adverse Effect.

Section 5.25    EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

Section 5.26    Regulation H.  No Mortgaged Premises is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Premise is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as reasonably requested by the Administrative Agent and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders.  All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.

Section 5.27    Anti-Corruption Laws.  The Loan Parties and their Subsidiaries have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

Section 5.28    Beneficial Ownership Certification.  The information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

Section 5.29    Covered Entity.  No Loan Party is a Covered Entity.

SECTION 6.    COVENANTS.

Each Loan Party covenants and agrees that, so long as any credit is available to or in use by the Borrower hereunder and until the Facility Termination Date:

Section 6.1    Information Covenants.  The Loan Parties will furnish to the Administrative Agent, with sufficient copies for each Lender:

(a)    Quarterly Reports. Within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter of the Borrower ending September 30, 2019, the Borrower’s consolidated balance sheet as at the end of such fiscal quarter and the related consolidated statements of income and comprehensive income and of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year-to-date period then ended, each in reasonable detail, prepared by the Borrower in accordance with GAAP, setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer or other financial or accounting officer of the Borrower acceptable to the Administrative Agent that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(b)    Annual Statements. Within one hundred twenty (120) days after the close of each fiscal year of the Borrower, a copy of the Borrower’s consolidated balance sheet as of the last day of the fiscal year then ended and the Borrower’s consolidated statements of income and comprehensive income, and cash flows for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion of Grant Thornton LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and acceptable to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards.

(c)    Compliance Certificates. At the time of the delivery of the financial statements provided for in Sections 6.1(a) and (b), a certificate of the chief financial officer or other financial or accounting officer of the Borrower acceptable to Administrative Agent in the form of Exhibit E, (A) stating no Potential Default or Event of Default has occurred during the period covered by such statements of, if a Potential Default or Event of Default exists, a detailed description of the Potential Default or Event of Default and all actions the Borrower is taking with respect to such Potential Default or Event of Default, (B) confirming that the representations and warranties stated in Section 5 remain true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of said time, except to the extent such representations and warranties relate to an earlier date (and in such case, confirming they are true and correct (or, in the case of any representation or warranty not qualified as to materiality, true and correct in all material respects) as of such earlier date), (C) listing all Excluded Subsidiaries as of the last day of the relevant calendar year, and (D) showing the Borrower’s compliance with the covenants set forth in Section 6.20.

(d)    Collateral Reports. As soon as available, and in any event no later than sixty (60) days after the end of each of fiscal quarter of the Borrower, a Collateral Report detailing the information specified therein with respect to the Collateral as of the close of business on the last day of such fiscal quarter, prepared by the Borrower and/or BVU, as applicable, and certified to by the chief financial officer or other financial or accounting officer of the Borrower and/or BVU, as applicable, acceptable to Administrative Agent.

(e)    Budgets. As soon as available, but in any event no later than thirty (30) days after the first day of each fiscal year of the Borrower (commencing with the 2020 fiscal year), a budget in form satisfactory to the Administrative Agent (including a breakdown of the projected results of each line of business of the Borrower and its Subsidiaries, and budgeted consolidated statements of income, and sources and uses of cash and balance sheets for the Borrower and its Subsidiaries) of the Borrower and its Subsidiaries in reasonable detail satisfactory to the Administrative Agent for each fiscal quarter and the four (4) fiscal quarters of the immediately succeeding fiscal year and, with appropriate discussion, the principal assumptions upon which such budget is based.

(f)    Notice of Default or Litigation, Labor Materials and Contracts. Promptly, and in any event within five (5) Business Days after any officer of any Loan Party obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Potential Default or an Event of Default or any other event which could reasonably be expected to have a Material Adverse Effect, which notice shall specify the nature thereof, the period of existence thereof and what action the Loan Parties propose to take with respect thereto, (ii) the commencement of, or any significant development in, any litigation, labor controversy, arbitration or governmental proceeding pending against any Loan Party or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, (iii) any labor dispute to which any Loan Party or any of its Subsidiaries may become a party and which may have a Material Adverse Effect, and (iv) any strikes, walkouts, or lockouts relating to any of the Loan Parties’ or any of their Subsidiaries’ facilities which could reasonably be expected to have a Material Adverse Effect, (v) any Material Agreements entered into after the Closing Date to the extent reasonably requested by the Administrative Agent, and (vi) the occurrence of any ERISA Event which could reasonably be expected to result in a Material Adverse Effect.

(g)    Other Reports and Filings. Promptly upon request of the Administrative Agent, copies of all financial information, proxy materials and other material information, certificates, reports, statements and completed forms, if any, which the Borrower or any of its Subsidiaries has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Borrower or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $10,000,000.

(h)    Environmental Matters. Promptly upon, and in any event within five (5) Business Days after any Designated Officer of any Loan Party obtains knowledge thereof, notice of one or more of the following environmental matters with respect to or affecting any Specified Resort or Mortgaged Premises which individually, or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any violation of Environmental Law by, or notice of an Environmental Claim; (ii) any Release or threatened Release of Hazardous Materials, in each case that (x) is not in compliance with applicable Environmental Laws or (y) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries or any such real property; (iii) any condition or occurrence that could reasonably be expected to cause such Specified Resort or Mortgaged Premises to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law; and (iv) any investigative, removal or remedial actions to be taken in response to the actual or alleged presence of any Hazardous Material to the extent required by any Environmental Law or Governmental Authority. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and such Loan Party’s or such Subsidiary’s response thereto. In addition, the Loan Parties agree to provide the Lenders with copies of all material written communications by the Loan Parties or any of their Subsidiaries with any Person or Governmental Authority relating to any of the matters set forth in clauses (i)-(iv) above, and such detailed reports relating to any of the matters set forth in clauses (i)-(iv) above as may reasonably be requested by the Administrative Agent or the Required Lenders.

(i)    Receivable Debt Financing Information. Within ten (10) calendar days of the Borrower’s receipt of the Administrative Agent’s written request therefor, to the extent permitted by Applicable Law and the terms of the applicable Receivable Debt Documents, the final offering memorandum (if applicable) for any Receivable Debt Financing incurred on or after the Closing Date.

(j)    Redesignation of Mortgaged Premises.  Promptly upon, and in any event within twenty (20) days after any Designated Officer of any Loan Party obtains knowledge thereof, notify the Administrative Agent of any Mortgaged Premises that is, or becomes, a Flood Hazard Property.

(k)    Anti-Money-Laundering; Beneficial Ownership Regulation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.

(l)    Beneficial Ownership.  To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.

(m)    Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Lender may reasonably request.

Section 6.2    Inspections; Field Examinations.  The Loan Party will, and will cause each of its Subsidiaries and applicable Associations to, permit officers, representatives and agents of the Administrative Agent or any Lender, to visit and inspect any Specified Resorts, Mortgaged Premises and Collateral of such Loan Party or such Subsidiary, and to examine the financial records and corporate books of such Loan Party or such Subsidiary, and discuss the affairs, finances, and accounts of such Loan Party or such Subsidiary with its and their officers and independent accountants, all at such reasonable times as the Administrative Agent or any Lender may request; provided that, so long as no Potential Default or Event of Default exists, prior written notice of any such visit, inspection, or examination shall be provided to the Borrower and such visit, inspection, or examination shall be performed at reasonable times to be agreed to by the Borrower, which agreement will not be unreasonably withheld. The Borrower shall pay to the Administrative Agent for its own use and benefit reasonable charges for examinations of the Collateral performed by the Administrative Agent or its agents or representatives in such amounts as the Administrative Agent may from time to time request (the Administrative Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral examinations); provided that in the absence of any Potential Default and Event of Default, the Borrower shall not be required to pay the Administrative Agent for more than two (2) such examinations per calendar year.

Section 6.3    Maintenance of Property and Insurance; Environmental Matters.

(a)    Each Loan Party will, and will cause each of its Subsidiaries and applicable Associations to, (i) maintain and keep, or cause to be to be maintained and kept, their respective Properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this clause shall not prevent any Loan Party, its Subsidiaries or the applicable Associations from discontinuing the operation and maintenance of any of its Properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (ii) maintain in full force and effect with financially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice, and shall furnish to the Administrative Agent upon request full information as to the insurance so carried. In any event, each Loan Party shall, and shall cause each of its Subsidiaries and applicable Associations to, maintain insurance on the Collateral to the extent required by the Collateral Documents.

(b)    Without limiting the generality of Sections 6.3(a) and 6.4, each Loan Party and its Subsidiaries shall: (i) obtain and maintain in full force and effect all material permits, licenses and approvals required for its operations and the occupancy of the Specified Resorts and Mortgaged Premises by Environmental Laws; (ii) cure as soon as reasonably practicable any violation of applicable Environmental Laws which individually or in the aggregate may reasonably be expected to have a Material Adverse Effect; (iii) not, and shall not permit any other Person to, own or operate on any of its properties any underground storage tank in violation of Applicable Law, landfill, dump or hazardous waste treatment, storage or disposal facility as defined pursuant to Environmental Laws; and (iv) not use, generate, treat, store, Release or dispose of Hazardous Materials at or on the Specified Resorts and Mortgaged Premises except in the ordinary course of its business and in compliance with all Environmental Laws. Each Loan Party and its Subsidiaries shall conduct any investigation, study, sampling and testing, abatement, cleanup, removal, remediation or other response or preventative action necessary to remove, remediate, prevent, cleanup, abate or otherwise fully address any Release or threatened Release of Hazardous Materials or any migration or continuation thereof required by Environmental Laws.

(c)    With respect to each Flood Hazard Property (if any) with respect to which flood insurance has been made available under flood insurance laws, the applicable Loan Party (A) has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring the Mortgaged Premises of the Loan Party ceases to be financially sound and reputable after the Closing Date, in which case, the Borrower shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in such reasonable total amount as the Administrative Agent and the Lenders may from time to time reasonably require, and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the flood insurance laws and (B) promptly upon request of the Administrative Agent or any Lender, will deliver to the Administrative Agent or such Lender, as applicable, evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent or such Lender, including, without limitation, evidence of annual renewals of such insurance.

Section 6.4    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries and the applicable Associations to, comply in all respects with the requirements of all laws, rules, regulations, ordinances and orders of any Governmental Authority (including Environmental Laws, Anti-Corruption Laws and Anti-Terrorism Laws) applicable to such Loan Party or any of its Subsidiaries’ Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property (other than Permitted Liens).

Section 6.5    ERISA.  Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property. Each Loan Party shall, and shall cause each of its Subsidiaries to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan except for a reportable event for which the PBGC has waived the notice requirement, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Loan Party or any of its Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of any Loan Party or any of its Subsidiaries with respect to any Plan.

Section 6.6    Payment of Taxes.  Each Loan Party shall, and shall cause each of its Subsidiaries and, to the extent possible, applicable Associations to, pay and discharge, all Taxes imposed upon it or any of its Property, before becoming delinquent and before any penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been provided for in accordance with GAAP.

Section 6.7    Preservation of Existence.  Each Loan Party shall, and shall cause each of its Subsidiaries and, to the extent possible, applicable Associations to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, its franchises, authority to do business, licenses, patents, trademarks, copyrights that are necessary for the Loan Parties and their Subsidiaries and applicable Associations to conduct their respective businesses as presently conducted, except for such patents, trademarks, copyrights, and other proprietary rights which, in the Loan Parties’ reasonable good faith determination, are no longer used, useful, or valuable to their respective businesses; provided that nothing in this Section 6.7 shall prevent, to the extent permitted by Section 6.13, sales of assets by the Loan Parties or any of their Subsidiaries or applicable Associations, the dissolution or liquidation of any Subsidiary of any Loan Party or any applicable Association, or the merger or consolidation between or among the Subsidiaries of any Loan Party.

Section 6.8    Contracts with Affiliates.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than the Borrower or another Subsidiary that is a Loan Party), except upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtainable in a comparable arm’s-length transaction between Persons not affiliated with each other.

Section 6.9    Restrictions or Changes and Amendments.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, change its fiscal year or fiscal quarters from its present basis or amend or change, or allow to be amended or changed: (a) its Organization Documents in any way that would reasonably be expected to have a Material Adverse Effect, or change its state of organization, without giving the Administrative Agent at least thirty (30) days prior written notice, or (b) any Material Agreement in a manner that could reasonably be expected to have a Material

Adverse Effect, without giving the Administrative Agent at least thirty (30) days prior written notice.

Section 6.10    Change in the Nature of Business.  Without the prior written consent of the Required Lenders (which consent will not be unreasonably delayed, withheld or denied), no Loan Party shall, nor shall it permit any of its Subsidiaries to, engage in any business or activity if, as a result, the general nature of the business in which the Loan Parties and their Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Loan Parties and their Subsidiaries, taken as a whole, are engaged on the Closing Date.

Section 6.11    Indebtedness.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, including liabilities under any Hedging Agreement, except;

(a)    the Secured Obligations of the Loan Parties and their Subsidiaries owing to the Administrative Agent and the Lenders (and their Affiliates);

(b)    Indebtedness owed pursuant to Hedge Agreements entered into in the ordinary course of business and not for speculative purposes with Persons other than Lenders (or their Affiliates);

(c)    intercompany Indebtedness or advances among the Loan Parties;

(d)    intercompany Indebtedness or advances between Borrower and Resort Title;

(e)    intercompany advances from time to time owing between a Loan Party and an Excluded Subsidiary (other than an SPE Subsidiary, Resort Title, Bluegreen/Big Cedar or, subject to the prior written consent of the Required Lenders (not to be unreasonably withheld, delayed or denied), any other Excluded Subsidiary) in the ordinary course of business to finance working capital needs; provided that the aggregate amount of such advances outstanding to all Excluded Subsidiaries (other than an SPE Subsidiary, Resort Title, Bluegreen/Big Cedar or, subject to the prior written consent of the Required Lenders (not to be unreasonably withheld, delayed or denied), any other Excluded Subsidiary), together with any Investments in such Excluded Subsidiaries permitted under Section 6.14, do not exceed $50,000,000 at any one time outstanding;

(f)    Receivable Debt Financing;

(g)    (i) purchase money Indebtedness and Financed Lease Obligations of the Loan Parties and their Subsidiaries and (ii) other non-receivable-backed secured Indebtedness of the Loan Parties and their Subsidiaries; provided that the aggregate amount of all such Indebtedness under this clause (g) shall not exceed $100,000,000 at any one time outstanding (for purposes of clarity, this clause (g) shall not restrict the Indebtedness of Bluegreen/Big Cedar that is permitted by Section 6.11(l));

(h)    unsecured Subordinated Debt, as reduced by permitted payments thereon;

(i)    Indebtedness of the SPE Subsidiaries, solely to the extent such Indebtedness is not secured by any of the Collateral and not more than $25,000,000 of such Indebtedness is at any time recourse to the Loan Parties (for purposes of clarity, this clause (i) shall not restrict the Indebtedness of Bluegreen/Big Cedar that is permitted by Section 6.11(l));

(j)    endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(k)    replacements, renewals, refinancings or extensions of any Indebtedness described in clauses (g) and (h) of this Section that (i) does not exceed the aggregate principal amount (plus accrued interest and applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended unless such excess amount is otherwise permitted by this Section 6.11, (ii) does not have a weighted average life to maturity at the time of such replacement, renewal, refinancing or extension that is less than the weighted average life to maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) to the extent such Indebtedness constitutes Subordinated Debt, is governed by an agreement or agreements which provide for terms and conditions (including rights of prepayment, covenants, and defaults) materially no more restrictive than those provided for in the instrument, agreement, or indenture governing the Subordinated Debt outstanding prior to giving effect to such replacement, renewal, refinancing or extension;

(l)    Indebtedness of Bluegreen/Big Cedar incurred in the ordinary course of business consistent with past practice and any Guarantee thereof; and

(m)    unsecured Indebtedness of the Loan Parties and their Subsidiaries not otherwise permitted by this Section in an amount not to exceed $10,000,000 in the aggregate at any one time outstanding.

Section 6.12    Liens.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, create, incur or suffer to exist any Lien on any of its Property; provided that the foregoing shall not prevent the following (the Liens described below, the “Permitted Liens”):

(a)    inchoate Liens for the payment of Taxes which are not yet delinquent or the payment of which is not required by Section 6.6;

(b)    Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, Taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with bids, tenders, contracts or leases to which any Loan Party or any Subsidiary of any Loan Party is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(c)    mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and for which adequate reserves have been established in accordance with GAAP;

(d)    Liens created by or pursuant to this Agreement and the Collateral Documents;

(e)    Liens on Property (other than the Collateral) of any Loan Party or any Subsidiary of any Loan Party created solely for the purpose of securing Indebtedness permitted by Section 6.11 (a), (b), (f), (g), (i), (j), (k) and (l);

(f)    easements, permits, rights-of-way, encroachments, restrictions, zoning or building codes or ordinances, other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party or any Subsidiary of any Loan Party;

(g)    Liens on the assets of any Subsidiary of the Borrower that is not a Wholly-owned Subsidiary and is a joint venture in which Persons that are not Affiliates of the Borrower hold Ownership Interests, which Liens are in favor of the equity owners of such Subsidiary;

(h)    Liens arising in connection with (i) the incurrence by the Borrower or any Subsidiary of current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices or (ii) amounts payable under “earn out” arrangements as and solely to the extent future revenues are realized and equal to or exceeding the amount of such “earn out”, in either case, which were not incurred in connection with the borrowing of money; and

(i)    Liens arising in connection with and pursuant to the terms of the Manhattan Club Purchase Agreement.

Section 6.13    Consolidation, Merger, and Sale of Assets.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease, or otherwise dispose of all or any part of its Property, including any disposition as part of any sale-leaseback transactions except that this Section shall not prevent:

(a)    the sale and lease of inventory in the ordinary course of business;

(b)    the sale, transfer or other disposition of any assets that, in the reasonable judgment of the Loan Parties or their Subsidiaries, has become obsolete, or worn out, or is no longer used or useful in the business of the Loan Parties and their Subsidiaries;

(c)    the disposition or sale of Cash Equivalents in consideration for cash;

(d)    the disposition of real estate (other than the Collateral) in the ordinary course of business, including, but not limited to, dispositions of inventory and land held for development in connection with any Loan Party’s existing business strategy whether disposed as an asset or through the sale (whether directly or through a merger) of a single-asset Subsidiary the sole asset of which is such real estate;

(e)    any winding up, liquidation or dissolution of the affairs of any Excluded Subsidiary, or the merger or consolidation of any Excluded Subsidiary, so long as both immediately before and immediately after giving effect to such dissolution, no Potential Default or Event of Default shall have occurred and be continuing;

(f)    any winding up, liquidation or dissolution of the affairs of any Loan Party (other than the Borrower) or the merger or consolidation of any Loan Party (provided that, if the Borrower is party to such merger or consolidation, the Borrower shall be the surviving entity of such merger or consolidation), so long as (i) the Borrower has provided the Administrative Agent with at least ten (10) Business Days’ prior written notice thereof, and (ii) both immediately before and immediately after giving effect to such event, no Potential Default or Event of Default shall have occurred and be continuing;

(g)    any sale, transfer, lease, or other disposition of Property not otherwise permitted under clauses (a) through (f) or (h) of this Section, including any interest in a Permitted Joint Venture, of any Loan Party or any Subsidiary of any Loan Party (including any disposition of Property as part of a Sale and Leaseback Transaction), so long as both immediately before and immediately after giving effect to such disposition, no Potential Default or Event of Default shall have occurred and be continuing; and

(h)    dispositions made pursuant to and in accordance with any Receivable Debt Documents.

Section 6.14    Advances, Investments, and Loans.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Investment other than:

(a)    Investments (including acquisitions of management contracts (including the TMC Management Agreement), hotels, inventory, and other timeshare-related real estate), in each case, made in the ordinary course of business consistent with past practice;

(b)    Investments in Permitted Joint Ventures; provided that the aggregate amount of such Investments in Permitted Joint Ventures does not exceed $30,000,000 at any one time outstanding; and

(c)    other Investments (not covered by clause (a) or (b)) in an aggregate amount invested from the date hereof not to exceed $25,000,000 then outstanding.

Section 6.15    Restricted Payments.    No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, declare or make any Restricted Payments; provided that the foregoing shall not operate to prevent:

(a)    the making of dividends or distributions by any Subsidiary to any Loan Party that is its direct or indirect parent;

(b)    the making of dividends or distributions by any Excluded Subsidiary; and

(c)    other Restricted Payments by a Loan Party or any other Subsidiary if and so long as (a) no Potential Default or Event of Default exists or will arise after giving effect to such other Restricted Payment, (b) immediately after giving effect to such other Restricted Payment, the Borrower shall have Liquidity of at least $50,000,000 and (c) after giving pro forma effect to such Restricted Payment, the Total Net Leverage Ratio as of the end of the most recently ended fiscal quarter of the Borrower shall not be greater than 2.00 to 1.00.

Section 6.16    Limitation on Restrictions.    No Loan Party shall directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction on the ability of any such Loan Party or Subsidiary to (a) pay dividends or make any other distributions on any Ownership Interests owned by a Loan Party or any Subsidiary, (b) pay or repay any Indebtedness owed to any Loan Party or any Subsidiary, (c) make loans or advances to any Loan Party or any Subsidiary, (d) transfer any of its Property to any Loan Party or any Subsidiary, (e) encumber or pledge any of the Collateral to or for the benefit of the Administrative Agent, or (f) guaranty the Secured Obligations; provided that, the foregoing shall not prevent restrictions contained in any Loan Document.

Section 6.17    Restrictive Covenants. Without the prior written consent of the Administrative Agent (which shall not be unreasonably withheld, delayed or denied), the Loan Parties will not consent to, or otherwise acquiesce in, any change in any private restrictive covenant, planning or zoning law or other public or private restriction, which would limit or alter the use of the Mortgaged Premises.

Section 6.18    Limitation on the Creation of Subsidiaries; Sales and Marketing Agreements, etc.

(a)    Limitation on Creation and Acquisition of Subsidiaries. Notwithstanding anything to the contrary contained in this Agreement, no Loan Party will, nor will it permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Subsidiary; provided that the Loan Parties shall be permitted to establish, create or acquire (i) Excluded Subsidiaries, so long as notice thereof is given to the Administrative Agent on an annual basis as required by this Agreement, and (ii) other Wholly-owned Subsidiaries, so long as (A) the Administrative Agent is notified thereof within a commercially reasonable period of time after such establishment, creation or acquisition and (B) the Loan Parties timely comply with the requirements of Section 4 (at which time Schedule 5.10 shall be deemed to include a reference to such Subsidiary).

(b)    Sales and Marketing Agreements; Management Agreements.  No Loan Party (other than BVU or BRM) or any Subsidiary of a Loan Party (other than (x) Resort Title, in its capacity as escrow agent, (y) any Subsidiary of BVU or BRM that is a party to any such agreement (in lieu of BVU or BRM and solely as a result of specific local, foreign jurisdictional requirements or customs that prevent BVU or BRM from being a party thereto, as reasonably determined by the Borrower), or (z) any other Subsidiary, solely with respect to a Limited Joinder) shall become party to any Sales and Marketing Agreement or any Management Agreement or otherwise acquire any right to receive payments in respect of any of the Pledged Receivables, unless (i) at least 15 days prior written notice thereof is given to the Administrative Agent and (ii) such Loan Party or Subsidiary, as applicable, timely comply with the requirements of Section 4.

Section 6.19    Operating Accounts. Each of the primary operating accounts of the Loan Parties shall be at all times maintained with the Administrative Agent, except for accounts to serve Loan Party locations that cannot be reasonably served by the existing offices and branches of the Administrative Agent.

Section 6.20    Financial Covenants.

(a)    Maximum Total Net Leverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2019), permit the Total Net Leverage Ratio to be greater than 2.25 to 1.00.

(b)    Minimum Interest Coverage Ratio. The Borrower shall not, as of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2019), permit the Interest Coverage Ratio to be less than 2.50 to 1.00.

(c)    Minimum Liquidity.  As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending December 31, 2019), the Borrower shall maintain Liquidity of not less than Fifty Million and No/Dollars ($50,000,000.00).

Section 6.21    Compliance with OFAC Sanctions Programs.

(a)    Each Loan Party shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to such Loan Party and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b)    Each Loan Party shall provide the Administrative Agent, the L/C Issuer, and the Lenders any information regarding such Loan Party, its Affiliates, and its Subsidiaries necessary for the Administrative Agent, the L/C Issuer, and the Lenders to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to such Loan Party’s ability to provide information applicable to them.

(c)    If any Loan Party obtains actual knowledge or receives any written notice that such Loan Party, any Affiliate, or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), such Loan Party shall promptly (i) give written notice to the Administrative Agent, the L/C Issuer, and the Lenders of such OFAC Event, and (ii) comply with all Applicable Laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and each Loan Party hereby authorizes and consents to the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5), the L/C Issuer, and the Lenders taking any and all steps the Administrative Agent, the L/C Issuer, or the Lenders deem necessary, in their sole but reasonable discretion, to avoid violation of all Applicable Laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.22    Dormant Subsidiaries.

(a)    No Dormant Subsidiary shall engage in any business or activity other than to do all things necessary or advisable in connection with its wind-down and liquidation.

(b)    No Loan Party shall (i) make or commit to make any investment in (including the extension of any credit accommodation (including any guaranty)), or (ii) convey, sell, lease, or otherwise dispose of any asset to, any Dormant Subsidiary after the Closing Date.

SECTION 7.    EVENTS OF DEFAULT AND REMEDIES.

Section 7.1    Events of Default.    Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)    the Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any fee due hereunder or any other amount payable hereunder or under any other Loan Document;

(b)    default in the observance or performance of any covenant set forth in Sections 6.4, 6.7, 6.9 through 6.13, 6.15, 6.20, 6.21 or 6.22, or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)    (i) default in the observance or performance of any covenant set forth in Sections 6.1(a), 6.1(b), 6.1(c) or 6.1(d) which is not remedied within five (5) Business Days after the earlier of (A) the date on which such default shall first become known to any Designated Officer of any Loan Party or (B) written notice of such default is given to the Borrower by the Administrative Agent, or (ii) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days (or, to the extent such default is curable, and the Borrower has demonstrated to the satisfaction of the Administrative Agent that it is diligently pursuing a cure within such thirty (30) day period, such extended period, not to exceed sixty (60) days, as consented to in writing by the Administrative Agent in its sole discretion) after the earlier of (A) the date on which such default shall first become known to any Designated Officer of any Loan Party or (B) written notice of such default is given to the Borrower by the Administrative Agent;

(d)    any representation or warranty made by or on behalf of the Borrower or any other Loan Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;

(e)    (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or (ii) any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (iii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Administrative Agent in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof or the terms of this Agreement, or (iv) any Loan Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder, or (v) any Loan Party or any Subsidiary of a Loan Party makes any payment on account of any Subordinated Debt which is prohibited under the terms of any instrument subordinating such Subordinated Debt to any Secured Obligations, or any subordination provision in any document or instrument (including, without limitation, any intercreditor or subordination agreement) relating to any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision;

(f)    default shall occur under any (i) Indebtedness (including, for the avoidance of doubt, any Recourse Portion of Indebtedness) of any Loan Party aggregating in excess of $25,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness (whether or not such maturity is in fact accelerated), or any such Indebtedness shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to applicable grace or cure periods, if any, or (ii) any Hedge Agreement of any Loan Party with any Lender or any Affiliate of a Lender; provided that, to the extent any such default under the foregoing clauses (i) and (ii) is waived under the applicable agreements, the Event of Default hereunder caused solely by such cross-default shall be deemed to have been waived as well;

(g)    (i) any final judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against any Loan Party, or against any of its Property, in an aggregate amount in excess of $10,000,000 (except to the extent fully and unconditionally covered by insurance, subject to reasonable deductibles consistent with industry practice, pursuant to which the insurer has accepted liability therefor in writing and except to the extent fully and unconditionally covered by an appeal bond, for which such Loan Party has established in accordance with GAAP a cash or Cash Equivalent reserve in the amount of such judgment, writ or warrant), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, or any action shall be legally taken by a judgment creditor to attach or levy upon any Property of any Loan Party to enforce any such judgment, or (ii) any Loan Party shall fail within thirty (30) days to discharge one or more nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(h)    provided that any of the following, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) any Loan Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans under Section 4041(c) of ERISA shall be filed under Title IV of ERISA by any Loan Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Section 4042 of ERISA to terminate or to cause a trustee to be appointed to administer any Plan or a proceeding shall be instituted by a fiduciary of any Plan against any Loan Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Plan must be terminated; or (v) any Loan Party, or any member of its Controlled Group, shall incur liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vi) any Loan Party, or any member of its Controlled Group, shall receive any notice, or any Multiemployer Plan shall receive from any Loan Party, or any member of its Controlled Group, any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is in endangered or critical status, within in the meaning of Section 305 of ERISA;

(i)    any Loan Party shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any Debtor Relief Law, (vi) fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vii) take any action in furtherance of any matter described in clauses (i) through (v) above, or (viii) fail to contest in good faith any appointment or proceeding described in Section 7.1(j); or

(j)    a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party, or any substantial part of any of its Property, or a proceeding described in Section 7.1(j)(v) shall be instituted against any Loan Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days.

Section 7.2    Non-Bankruptcy Defaults. When any Event of Default exists other than those described in subsection (i) or (j) of Section 7.1, the Administrative Agent shall, by written notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrower immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, and the Borrower agrees to immediately provide such Cash Collateral and acknowledges and agrees that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to Section 7.1(c) or this Section 7.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 7.3    Bankruptcy Defaults.  When any Event of Default described in subsections (i) or (j) of Section 7.1 exists, then all outstanding Obligations shall immediately and automatically become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind (each of which is hereby waived by the Borrower), the Commitments and all other obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately and automatically terminate and the Borrower shall immediately Cash Collateralize 105% of the then outstanding amount of all L/C Obligations, the Borrower acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrower to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.

Section 7.4    Collateral for Undrawn Letters of Credit.  If Cash Collateral for drawings under any or all outstanding Letters of Credit is required under Section 2.3(b) or under Section 7.2 or under Section 7.3, the Borrower shall forthwith Cash Collateralize the amount required as provided in Section 4.4.

Section 7.5    Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 7.1(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.

SECTION 8.    CHANGE IN CIRCUMSTANCES AND CONTINGENCIES.

Section 8.1    Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or Swing Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender or by reason of breakage of interest rate swap agreements or the liquidation of other Hedge Agreements or incurred by reason of an assignment required by Section 10.2(b)) as a result of:

(a)    any payment, prepayment or conversion of a Eurodollar Loan or Swing Loan on a date other than the last day of its Interest Period,

(b)    any failure (because of a failure to meet the conditions of Section 3 or otherwise) by the Borrower to borrow or continue a Eurodollar Loan or Swing Loan, or to convert a Base Rate Loan into a Eurodollar Loan or Swing Loan, on the date specified in a notice given pursuant to Section 2.5(a), other than as a result of the application of Sections 8.2 or 8.3,

(c)    any failure by the Borrower to make any payment of principal on any Eurodollar Loan or Swing Loan when due (whether by acceleration or otherwise), or

(d)    any acceleration of the maturity of a Eurodollar Loan or Swing Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the written demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive absent manifest error.

Section 8.2    Illegality. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and the Administrative Agent and such Lender's obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 8.3    Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)    Circumstances Affecting LIBOR Availability.  Subject to the circumstances and terms set forth in (b) below (and provided that, in the event there is a conflict or inconsistency between the terms of this Section 8.3(a) and the terms of Section 8.3(b), the terms of Section 8.3(b) shall control), if (i) if for any reason the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (A) Dollar deposits are not being quoted by ICE Benchmark Administration Limited or any successor thereto or any Alternative LIBOR Source or (B) LIBOR does not adequately and fairly reflect the cost of making or maintaining such Loans, or (ii) after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective lending offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any Eurodollar Loan, the Administrative Agent shall promptly give notice to the Borrower and the other Lenders.  Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Eurodollar Loans shall be suspended and each outstanding Eurodollar Loan shall automatically convert to a Base Rate Loan.

(b)    LIBOR Successor Rate.

(i)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or the Required Lenders (as applicable) have determined, that:

(A)    adequate and reasonable means do not exist for ascertaining LIBOR on Dollar deposits, including because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary,

(B)    ICE Benchmark Administration Limited or any successor thereto or any Alternative LIBOR Source has made a public statement identifying a specific date after which LIBOR on Dollar deposits or LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(C)    syndicated loans currently being executed, or that include language similar to that contained in this Agreement, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may (and will negotiate in good faith to) amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(ii)    If no LIBOR Successor Rate has been determined and the circumstances under clause (i)(A) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended (to the extent of the affected Eurodollar Loans), and (y) the LIBOR component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans (to the extent of the affected Eurodollar Loans) or, failing that, will be deemed to have converted such request into a request for a Base Rate Loan (subject to the foregoing clause (y)) in the amount specified therein.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBOR Successor Rate) or the effect of any of the foregoing, or of any LIBOR Successor Rate Conforming Changes.

Section 8.4    Increased Costs.

(a)    Increased Costs Generally.  If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except with respect to the applicable Reserve Percentage with respect to any Eurodollar Loans) or the L/C Issuer;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, L/C Issuer or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, L/C Issuer or other Recipient, the Borrower will pay to such Lender, L/C Issuer or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements.  If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any lending office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)    Certificates of Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 8.4(a) or (b) above and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)    Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 8.5    Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 8.6    Defaulting Lenders.

(a)    Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.10.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) shall be applied by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender; third, to Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of any participation in any Swing Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund as required by this Agreement, as determined by the

Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and to be released pro rata in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and Cash Collateralize contingent funding obligations of such Defaulting Lender in respect of participation in any future Swing Loan or future Letter of Credit; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis in accordance with their Percentages under the Loans or Commitments, as applicable, prior to being applied to the payment of any Loans of, or L/C Obligations owed to such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 8.6 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.13(a) or any amendment fees, waiver fees, or similar fees for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Each Defaulting Lender shall be entitled to receive any L/C Participation Fee under Section 2.13(b) and amounts owed to it in respect of participating interest in Swing Loans under Section 2.11(e) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Percentage of the stated amount of Letters of Credit and participating interests in Swing Loans for which it has provided Cash Collateral pursuant to Section 4.4.

(C)    With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Swing Line Lender and to each

L/C Issuer, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Swing Line Lender’s or such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (A) the conditions set forth in Section 3.1 are satisfied at such time (and, unless the Borrower shall have otherwise notified the Administrative Agent at the time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (B) such reallocation does not cause the aggregate principal amount of Revolving Loans and participating interests in L/C Obligations and Swing Loans of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within 3 Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s interests in L/C Obligations and Swing Loans (after giving effect to any partial reallocation pursuant to clause (iv) above) in accordance with the procedures set forth in Section 4.4 for so long as such interests in L/C Obligations and Swing Loans are outstanding.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing in their reasonable discretion that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held on a pro rata basis by the Lenders in accordance with their respective Percentages (without giving effect to Section 8.6(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after effect to such Swing Loan and (ii) the L/C

Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 9.    THE ADMINISTRATIVE AGENT.

Section 9.1    Appointment and Authorization of Administrative Agent.

(a)    Each Lender and the L/C Issuer hereby appoints Fifth Third Bank to act on its behalf as the Administrative Agent under the Loan Documents and authorizes the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5) to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such actions and powers as are reasonably incidental thereto, including, on or about the Closing Date and in connection with the transactions contemplated hereby, on behalf of any applicable Lender, to accept delivery of any Note made payable to such Lender by the Borrower on such Lender’s behalf, and thereafter, deliver the same to such Lender.  The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” in this Agreement or in any other Loan Document (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents and, subject to Section 9.5, shall perform the duties customarily associated with such role and each of the Lenders (including in its capacity as a potential provider of Bank Products) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5) to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower, any other Loan Party or any other Person to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Lenders).  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10 (including Section 10.12, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.2    Administrative Agent and Its Affiliates.  The Administrative Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise or refrain from exercising such rights and powers as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of banking, trust, financial advisory, or other business with any Loan Party or any Affiliate of any Loan Party as if it were not the Administrative Agent under the Loan Documents and without any duty to account therefor to the Lenders. The terms “Lender” and “Lenders”, unless otherwise expressly indicated or unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender.

Section 9.3    Exculpatory Provisions.

(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or any Legal Requirement, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)    Any instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10) shall be binding upon all the Lenders. Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.10), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. The Administrative Agent shall be entitled to assume that no Potential Default or Event of Default exists, and shall be deemed not to have knowledge of any Potential Default or Event of Default, unless and until notice describing such Potential Default is given to the Administrative Agent in writing by the Borrower or a Lender. If the Administrative Agent receives from any Loan Party a written notice of an Event of Default pursuant to Section 6.1, the Administrative Agent shall promptly give each of the Lenders written notice thereof.

(c)    Neither the Administrative Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, or any Credit Event, (ii) the contents of any certificate, report or other document delivered under this Agreement or any other Loan Documents or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness, genuineness, value, worth, or collectability of this Agreement, any other Loan Document or any other agreement, instrument, document or writing furnished in connection with any Loan Document or any Collateral, or the creation, perfection, or priority of any Lien purported to be created by this Agreement or any Collateral Documents, or (v) the value or sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

Section 9.4    Reliance by Administrative Agent.

(a)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may treat the payee of any Note or any Loan as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.

(b)    Administrative Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of Lenders), Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate Applicable Law or exposes Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of this Agreement.

Section 9.5    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7    Resignation of Administrative Agent and Successor Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, and the Borrower. Upon receipt of any such notice of resignation, the

Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent.  So long as no Event of Default shall have occurred and be continuing, such appointment shall be subject to the Borrower’s prior written consent (which shall not be unreasonably withheld, delayed or denied). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent shall, prior to the effectiveness of its withdrawal, on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.12 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)    Any resignation by Fifth Third as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender, each of which shall be effective as of the Resignation Effective Date.  As of the Resignation Effective Date, (a) the applicable successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender (as in effect prior to any such resignation), (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.8    L/C Issuer and Swing Line Lender.  The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swing Line Lender shall act on behalf of the Lenders with respect to the Swing Loans made hereunder. The L/C Issuer and the Swing Line Lender shall each have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swing Line Lender in connection with Swing Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 9, included the L/C Issuer and the Swing Line Lender, with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to such L/C Issuer or Swing Line Lender, as applicable.

Section 9.9    Hedging Liability and Bank Product Liability Arrangements.  By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 10.9, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating Hedging Liability or Bank Product Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranty Agreements as more fully set forth in Section 2.9 and Section 4. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Bank Product Liability unless such  Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution.

Section 9.10    No Other Duties; Designation of Additional Agents.  Anything herein to the contrary notwithstanding, none of the Bookrunner, Arranger or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuer hereunder. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “arrangers” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 9.11    Authorization to Enter into, and Enforcement of, the Collateral Documents and Guaranty.  The Lenders, such Affiliates of the Lenders who may enter into an agreement creating Hedging Liabilities or Bank Product Liabilities pursuant to Section 9.9, and the L/C Issuer irrevocably authorize the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5), at its option and in its sole discretion, as “collateral agent”, to execute and deliver the Collateral Documents and each Guaranty Agreement on their behalf and on behalf of each of their Affiliates and to take such action and exercise such powers under the Collateral Documents or any Guaranty Agreement as the Administrative Agent considers appropriate, provided the Administrative Agent shall not amend the Collateral Documents or any Guaranty Agreement unless such amendment is in compliance with the consent requirements set forth in Section 9.13 or Section 10.10. Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Collateral Documents and each Guaranty Agreement upon the execution and delivery thereof by the Administrative Agent. Except as otherwise specifically provided for herein, no Lender (or its Affiliates) other than the Administrative Agent shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or any or for the execution of any trust or power in respect of the Collateral or any Guaranty Agreement or for the appointment of a receiver or for the enforcement of any other remedy under the Collateral Documents or any Guaranty Agreement; it being understood and intended that no one or more of the Lenders (or their Affiliates) shall have any right in any manner whatsoever to affect, disturb or prejudice the Lien of the Administrative Agent (or any security trustee therefor) under the Collateral Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Administrative Agent (or its security trustee) in the manner provided for in the relevant Collateral Documents for the benefit of the Lenders and their Affiliates.

Section 9.12    Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under Sections 2.13 and 10.12(a)) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the

Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 10.12(a). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 9.13    Collateral and Guaranty Matters.

(a)    The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5), at its option and in its discretion,

(i)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon the Facility Termination Date, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or disposition permitted under the Loan Documents, or (C) subject to Section 10.10, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.12(e);

(iii)    to release any Guarantor from its obligations under its Guaranty Agreement if such Person ceases to be a Loan Party as a result of a transaction permitted under the Loan Documents; and

(iv)    to reduce or limit the amount of the Indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under its Guaranty Agreement pursuant to this Section 9.13.  In each case as specified in this Section 9.13, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations, in each case in accordance with the terms of the Loan Documents and this Section 9.13.  In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting a disposition permitted under the Loan Documents, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)    The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.14    Indemnification.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required to be paid to Administrative Agent under Section 10.12 (but without affecting the Loan Parties’ reimbursement and indemnification obligation hereunder), each Lender shall, in accordance with its pro rata share, pay to Administrative Agent such Lender’s portion of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s percentage of the Total Credit Exposure at such time).  If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished

Section 9.15    Agency for Perfection.  Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets which, in accordance with the UCC in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Administrative Agent) obtain possession or control of any such assets, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor, shall deliver such assets to Administrative Agent or in accordance with Administrative Agent’s instructions or transfer control to Administrative Agent in accordance with Administrative Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral unless instructed to do so by Administrative Agent (or consented to by Administrative Agent, as provided in this Agreement), it being understood and agreed that such rights and remedies may be exercised only by Administrative Agent.

Section 9.16    Notice of Default.  Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Potential Default or Event of Default and stating that such notice is a “notice of default”.  Administrative Agent will notify each Lender of its receipt of any such notice.  Administrative Agent shall take such action with respect to such Potential Default or Event of Default as may be requested by Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 9.17    Agent in Individual Capacity.  Fifth Third and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire an Ownership Interest in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Fifth Third were not Administrative Agent hereunder, and, in each case, without notice to or consent of the other Lenders.  The other Lenders acknowledge (and by entering into an agreement regarding bank products, each provider of bank products shall be deemed to acknowledge) that, pursuant to such activities, Fifth Third or its Affiliates may receive information regarding Loan Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or providers of bank products), and the Lenders acknowledge (and by entering into an agreement regarding Bank Products, each provider of Bank Products shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Fifth Third in its individual capacity.

Section 9.18    Certain ERISA Matters.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, or this agreement,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 10.    MISCELLANEOUS.

Section 10.1    Taxes.

(a)    L/C Issuer. For purposes of this Section 10.1, the term “Lender” includes the L/C Issuer and the term “Applicable Law” includes FATCA.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding upon the basis of the information and documentation to be delivered pursuant to clause (g) of this Section and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law.  If such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Loan Parties. Each Loan Party shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, which payment may be made under protest if objected to in good faith by such Loan Party, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5) to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 10.1(e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 10.1, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)    Status of Lenders. (i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of the appropriate IRS Form W-8;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Administrative Agent representing that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(iv)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign

Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Administrative Agent on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

For purposes of determining withholding Taxes imposed under FATCA, from and after the Closing Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent (whether itself or through any sub-agent or other Person appointed in accordance with Section 9.5) to treat) this Agreement and the other Loan Documents as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.1 (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out of pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 10.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 10.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 10.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification had not been deducted, withheld, or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 10.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 10.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 10.2    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 8.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.4 or Section 10.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 8.4, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 10.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 10.2(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 8.4 or Section 10.1) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9(b)(iv);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Reimbursement Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.1) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 8.4 or payments required to be made pursuant to Section 10.1 such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with Applicable Law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignee shall have consented to the applicable amendment, waiver or consent.

Section 10.3    No Waiver, Cumulative Remedies.  No delay or failure on the part of the Administrative Agent, the L/C Issuer, or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the L/C Issuer, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 10.4    Non-Business Days.    If the payment of any obligation or the performance of any covenant, duty or obligation hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment or performance shall be extended to the next succeeding Business Day on which date such payment or performance shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 10.5    Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any Lender or the L/C Issuer has any Commitment hereunder or any Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized) remain unpaid hereunder.

Section 10.6    Survival of Indemnities.  All indemnities and other provisions relative to reimbursement to the Lenders and the L/C Issuer of amounts sufficient to protect the yield of the Lenders and the L/C Issuer with respect to the Loans and Letters of Credit, including, but not limited to, Sections 8.1, 8.4 and 10.4, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations (other than contingent obligations not due and owing or Letters of Credit Cash Collateralized).

Section 10.7    Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)    the provisions of this clause (ii) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Reimbursement Obligations to any assignee or participant, other than to any Loan Party (as to which the provisions of this clause (ii) shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 10.8    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.8(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows:

(i)    if to any Loan Party:

Bluegreen Vacations Corporation

4960 Conference Way North, Suite 100

Boca Raton, FL 33431

Attention: Raymond S. Lopez

Telephone: (561) 443-8616

Email: ray.lopez@bluegreenvacations.com

With a copy to (which shall not constitute notice):

Greenspoon Marder

200 Broward Boulevard, Suite 1800

Fort Lauderdale, Florida  33301

Attention: Barry Somerstein

Telephone: (954) 527-2405

Email: barry.somerstein@gmlaw.com

With a copy to (which shall not constitute notice):

Taylor English Duma LLP

1600 Parkwood Circle, Suite 200

Atlanta, Georgia 30339

Attention: Mark I. Sanders

Telephone: (678) 336-7281

Email: msanders@taylorenglish.com

(ii)    if to the Administrative Agent, the Swing Line Lender or the L/C Issuer:

Fifth Third Bank

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, OH 45263

Attention: Loan Syndications/Judy Huls

Telephone: (513) 534-4224

Facsimile:(513) 534-0875

Email: judy.huls@53.com

With a copy to (which shall not constitute notice):

Holland & Knight LLP

101 S. Tryon Street

Charlotte, NC 28280

Attention: Tim Ryan

Telephone: (980) 215-7777

Email: tim.ryan@hklaw.com

(iii)    if to a Lender (other than the Swing Line Lender), to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in Section 10.8(b) below, shall be effective as provided in said Section 10.8(b).

(b)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Section 2.3(f), Section 2.5 or Section 2.11 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such respective Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding anything to the contrary herein, the parties hereby agree that any notices of any Potential Default or Event of Default to the Borrower shall be made by hand or overnight courier service, or mailed by certified or registered mail.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefore, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by written notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)    Platform.

(i)    Each Loan Party agrees that the Administrative Agent may, but is not obligated to, make the Communications (as defined below) available to the L/C Issuer and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Administrative Agent and its Related Parties do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties or any of their Subsidiaries, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Loan Party provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, and Lender or the L/C Issuer by means of electronic communications pursuant to this Section, including through the Platform.

Section 10.9    Successors and Assigns; Assignments and Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under any Loan Document without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.9(b) below, (ii) by way of participation in accordance with the provisions of Section 10.9(d) below or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) below and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)    In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment(s) under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.9(b)(i)(B) below in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    In any case of an assignment not described in Section 10.9(b)(i)(A) above, the aggregate amount of the Commitment(s) (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) above and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof and provided,  further, that the Borrower’s consent shall not be required during the primary syndication of the Facilities;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (x) any unfunded Term Commitment or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (y) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)    the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of the Revolving Facility.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 from the applicable Lender; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Eligible Assignee, if it shall not be a

Lender, an Affiliate of a Lender, or an Approved Fund with respect to a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No Lender shall assign any of its rights or obligations hereunder to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or (C) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vii), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 8.4 and 10.12 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) below.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment(s) of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders and L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.12(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Sections 10.10(i) and 10.10(ii) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 8.1, 8.4, and 10.1 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b) above; provided that such Participant (A) agrees to be subject to the provisions of Section 10.2 as if it were an assignee under Section 10.2(b) above; and (B) shall not be entitled to receive any greater payment under Section 8.4 or Section 10.1, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 10.2(b) with respect to any Participant.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103

-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)    Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate the Swing Line. In the event of such termination of the Swing Line, the Borrower shall be entitled to appoint another Revolving Lender to act as the successor Lender of Swing Loans hereunder (with such Lender’s consent); provided that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the Swing Line Lender. If the Administrative Agent terminates the Swing Line, it shall retain all of the rights of the maker of Swing Loans provided hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Revolving Loans or fund participations in outstanding Swing Loans pursuant to Section 2.11. Notwithstanding anything to the contrary herein, if at any time the Administrative Agent assigns all of its Revolving Commitments and Revolving Loans pursuant to subsection (b) above, the Administrative Agent may terminate its commitment pursuant to Section 2.3(a) to issue Letters of Credit. In the event of such termination of the Administrative Agent’s commitment to issue Letters of Credit pursuant to Section 2.3(a), the Borrower shall be entitled to appoint another Revolving Lender to act as the successor L/C Issuer hereunder (with such Lender’s consent); provided that the failure of the Borrower to appoint a successor shall not affect the resignation of the Administrative Agent as the L/C Issuer. If the Administrative Agent terminates its commitment to issue Letters of Credit pursuant to Section 2.3(a), it shall retain all of the rights of the L/C Issuer hereunder with respect to Letters of Credit made by it and outstanding as of the effective date of such termination, including the right to require Participating Lenders to fund their Participating Interests in such Letters of Credit pursuant to Section 2.3(d).

Section 10.10    Amendments.  Any provision of this Agreement or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrower, (b) the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent, (d) if the rights or duties of the L/C Issuer are affected thereby, the L/C Issuer, and (e) if the rights and duties of the Swing Line Lender are affected thereby, the Swing Line Lender; provided that:

(i)    no amendment or waiver pursuant to this Section 10.10 shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, (B) reduce or waive the amount of or postpone the date for any scheduled payment (but not including any mandatory prepayment) of any principal of or interest on any Loan or of any Reimbursement Obligation (except in connection with the waiver of acceptability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder or (C) change the application of payments set forth in Section 2.9 without the consent of any Lender adversely affected thereby;

(ii)    no amendment or waiver pursuant to this Section 10.10 shall, unless signed by each Lender, increase the aggregate Commitments of the Lenders, change the definitions of Termination Date or Required Lenders, change the provisions of this Section 10.10, release the Borrower, any material Guarantor or all or substantially all of the Collateral (except as otherwise provided for in the Loan Documents), affect the number of Lenders required to take any action hereunder or under any other Loan Document, or change or waive any provision of any Loan Document that provides for the pro rata nature of disbursements or payments to Lenders; and

(iii)    no amendment to Section 11 shall be made without the consent of the Guarantor(s) affected thereby.

Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased or extended without the consent of such Lender, (ii) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (A) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (B) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with the terms herein) in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement, (iii) the Collateral Documents and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, modified, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, modification, supplement or waiver is delivered in order (A) to comply with local Legal Requirements (including any foreign law or regulatory requirement) or advice of local counsel, (B) to cure ambiguities, inconsistency, omissions, mistakes or defects, or (C) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents and (iv) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error, or mistake or any error, mistake or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Collateral Documents), then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within 5 Business Days following receipt of notice thereof.

Section 10.11    Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 10.12    Expenses; Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (provided that, in the case of legal expenses, the Borrower’s obligations hereunder shall be limited to the reasonable documented fees, disbursements and other charges of one primary counsel, and one local counsel in each relevant jurisdiction), in connection with the syndication of the facility provided for hereunder, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender, or the L/C Issuer (provided that, in the case of legal expenses, the Borrower’s obligations hereunder shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, and one local counsel in each relevant jurisdiction, and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel for each similarly conflicted group)), in connection with any Potential Default or Event of Default hereunder or with the enforcement or protection of its rights (including all such expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving any Loan Party or any of its Subsidiaries as a debtor thereunder) (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Damages (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (provided that, in the case of legal expenses, the Borrower’s obligations hereunder shall be limited to the reasonable fees, disbursements and other charges of one primary counsel, and one local counsel in each relevant jurisdiction, in each case for all Indemnitees taken as a whole, and one or more additional primary counsel if one or more conflicts of interests, or perceived conflicts of interest, arise and one or more additional local counsel, in each case solely to the extent as are necessary to resolve such conflicts)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any Guarantor) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged violation of Environmental Laws, the presence, Release or threatened Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries or at any off-site location for which the Borrower or any of its Subsidiaries may be liable, or any Environmental Claim related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Guarantor, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that (A) such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any Guarantor against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (B) such losses, claims, damages, liabilities or related expenses arise in a dispute solely among Indemnitees not arising from any act or omission of the Borrower or any of its Affiliates (other than a claim against the Administrative Agent or an Arranger solely in its capacity as such under the Facilities). This Section 10.12(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any claim not related to any such Taxes.

(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.12(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), Swing Line Lender, the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), provided that with respect to such unpaid amounts owed to the L/C Issuer or Swing Line Lender solely in its capacity as such, the Lenders shall be required to pay such unpaid amounts severally among them based on their Percentages (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided,  further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender in its capacity as such, or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 10.12(c) are several and not joint. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement and the other Loan Documents.

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    Payments. All amounts due under this Section shall be payable after demand therefor.

(f)    Survival. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of Obligations hereunder.

Section 10.13    Governing Law; Jurisdiction; Etc.

(a)    Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE, OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED ON, ARISING OUT OF, OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)    Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the L/C Issuer, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in each case in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.13(b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, the manner provided for notices (other than telecopy or email) in Section 10.8. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Legal Requirements.

Section 10.14    Severability of Provisions    Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 10.15    Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by Applicable Law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) no Loan Party nor any endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by Applicable Law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) No Loan Party nor any endorser shall have any action against the Administrative Agent or any Lender for any Damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 10.16    Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries and to Guarantors, respectively, shall apply only during such times as the Borrower has one or more Subsidiaries and as there are one or more Guarantors, respectively. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 10.17    Lender’s and L/C Issuer’s Obligations Several.  The obligations of the Lenders and the L/C Issuer hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders or the L/C Issuer pursuant hereto shall be deemed to constitute the Lenders and the L/C Issuer a partnership, association, joint venture or other entity.

Section 10.18    USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender and L/C Issuer to identify the Borrower in accordance with the Patriot Act.

Section 10.19    Waiver of Jury Trial.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, THE L/C ISSUER AND THE LENDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.20    Treatment of Certain Information; Confidentiality.

(a)    Treatment of Certain Information.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process (provided that, in connection with any disclosure permitted under this clause (c), the disclosing party shall, to the extent permitted by law, rule and regulation and reasonably practicable, notify the Borrower promptly prior to such disclosure so that the Borrower may seek, at the Borrower’s sole cost and expense, a protective order or other appropriate remedy (but in the absence of such protective order, other remedy or waiver by the Borrower, such disclosing party may disclose such Information and agrees to exercise reasonable efforts to preserve the confidentiality of the Information, and obtain reliable assurance that confidential treatment will be accorded the Information)), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any Hedge Agreement under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Loan Parties or the facility hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facility hereunder, (h) with the consent of the Borrower, or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, in the case of information received from any Loan Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

(b)    Non-Public Information.  Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

(c)    Press Releases.  The Loan Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of the Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Loan Documents without the prior written consent of the Administrative Agent, unless (and only to the extent that) the Loan Parties or such Affiliate is required to do so under law and then, in any event the Loan Parties or such Affiliate will use reasonable commercial efforts to consult with such Person before issuing such press release or other public disclosure.

(d)    Customary Advertising Materials.  The Administrative Agent and the Lenders will not without the prior written consent of the Loan Parties publish any advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of any of the Loan Parties; provided that the Loan Parties hereby consent to the publication of customary advertising material relating to the transactions in tombstones, league tables and similar materials.

Section 10.21    Effect of Amendment and Restatement of the Existing Credit Agreement.  On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety.  The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the Secured Obligations (as defined in the Existing Agreement) as in effect immediately prior to the Closing Date and which remain outstanding; and (b) except for any Secured Obligations (as defined in the Existing Agreement) which are expressly contemplated to be repaid on the Closing Date and to the extent are in fact so repaid, the Secured Obligations (as amended and restated hereby and which are hereinafter subject to the terms herein) are in all respects continuing, and shall continue to be secured as provided in the applicable Loan Documents.

Section 10.22    No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates (including the Arranger) and the Lenders and their Affiliates (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the

Administrative Agent and its Affiliates (including the Arranger) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates (including the Arranger) nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including the Arranger) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including the Arranger) nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including the Arranger) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

Section 10.23    Electronic Execution.  The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further, and without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

Section 10.24    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.25    Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.2, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g. “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.26    Acknowledgement Regarding Any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedge Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 11.    THE GUARANTEES.

Section 11.1    The Guarantees.  To induce the Lenders and L/C Issuer to provide the credits described herein and in consideration of benefits expected to accrue to the Borrower by reason of the Commitments and the Loans and for other good and valuable consideration, receipt of which is hereby acknowledged, each Subsidiary party hereto (including any Subsidiary executing an Additional Guarantor Supplement substantially in the form attached hereto as Exhibit G or such other form reasonably acceptable to the Administrative Agent) and the Borrower (as to the Secured Obligations of another Loan Party) hereby unconditionally and irrevocably guarantees jointly and severally to the Administrative Agent, the Lenders, and the L/C Issuer and their Affiliates that are parties to any document evidencing the Hedging Liability or Bank Product Liability, the due and punctual payment of all present and future Secured Obligations, including, but not limited to, the due and punctual payment of principal of and interest on the Loans, the Reimbursement Obligations, and the due and punctual payment of all other Obligations now or hereafter owed by the Borrower under the Loan Documents and the due and punctual payment of all Hedging Liability and Bank Product Liability, in each case as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, according to the terms hereof and thereof (including all interest, costs, fees, and charges after the entry of an order for relief against the Borrower or such other obligor in a case under the United States Bankruptcy Code or any similar proceeding, whether or not such interest, costs, fees and charges would be an allowed claim against the Borrower or any such obligor in any such proceeding); provided,  however that, with respect to any Guarantor, subject to Section 11.10, Hedging Liability guaranteed by such Guarantor shall exclude all Excluded Swap Obligations. In case of failure by the Borrower or other obligor punctually to pay any Secured Obligations guaranteed hereby, each Guarantor hereby unconditionally, jointly and severally agrees to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise, and as if such payment were made by the Borrower or such obligor.

Section 11.2    Guarantee Unconditional.  The obligations of each Guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged, or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver, or release in respect of any obligation of any Loan Party or other obligor or of any other guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b)    any modification or amendment of or supplement to this Agreement or any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability;

(c)    any change in the corporate existence, structure, or ownership of, or any proceeding under any Debtor Relief Law affecting, the Borrower or other obligor, any other guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of any Loan Party or other obligor or of any other guarantor contained in any Loan Document;

(d)    the existence of any claim, set-off, or other rights which any Loan Party or other obligor or any other guarantor may have at any time against the Administrative Agent, any Lender, the L/C Issuer or any other Person, whether or not arising in connection herewith;

(e)    any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against any Loan Party or other obligor, any other guarantor, or any other Person or Property;

(f)    any application of any sums by rights of set-off, counterclaim, or similar rights to any obligation of any Loan Party or other obligor, regardless of what obligations of any Loan Party or other obligor remain unpaid, including the Secured Obligations;

(g)    any invalidity or unenforceability relating to or against any Loan Party or other obligor or any other guarantor for any reason of this Agreement or of any other Loan Document or any agreement relating to Hedging Liability or Bank Product Liability or any provision of Applicable Law or regulation purporting to prohibit the payment by any Loan Party or other obligor or any other guarantor of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability; or

(h)    any other act or omission to act or delay of any kind by the Administrative Agent, any Lender, the L/C Issuer, or any other Person or any other circumstance whatsoever that might, but for the provisions of this clause (h), constitute a legal or equitable discharge of the obligations of any Guarantor under this Section 11.

Section 11.3    Discharge Only upon Facility Termination Date; Reinstatement in Certain Circumstances.  Each Guarantor’s obligations under this Section 11 shall remain in full force and effect until the Facility Termination Date. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by any Loan Party or other obligor or any Guarantor under the Loan Documents or any agreement relating to Hedging Liability or Bank Product Liability is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy, or reorganization of such Loan Party or other obligor or of any guarantor, or otherwise, each Guarantor’s obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4    Subrogation.  Each Guarantor agrees it will not exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until all the Secured Obligations (other than any contingent or indemnification obligations not then due) shall have been paid in full or collateralized in a manner reasonably acceptable to the Lender or Affiliate of a Lender to whom such obligations are owed subsequent to the termination of all the Commitments and expiration of all Letters of Credit that are not Cash Collateralized pursuant to

Section 4.4. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the Facility Termination date, such amount shall be held in trust for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer (and their Affiliates) and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and L/C Issuer (and their Affiliates) or be credited and applied upon the Secured Obligations, whether matured or unmatured, in accordance with the terms of this Agreement.

Section 11.5    Subordination.  Each Guarantor hereby subordinates the payment of all indebtedness, obligations, and liabilities of the Borrower or any other Loan Party owing to such Guarantor, whether now existing or hereafter arising, to the indefeasible payment in full when due in cash of all Secured Obligations (other than any contingent obligations not due and owing and Letters of Credit Cash Collateralized); provided that, distributions may be made to such Guarantor as long as no Event of Default exists or would arise as a result thereof. During the existence and continuance of any Event of Default, subject to Section 11.4 above, any such indebtedness, obligation, or liability of the Borrower or any other Loan Party owing to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the benefit of the holders of the Secured Obligations and the proceeds thereof shall be paid over to the Administrative Agent for application to the Secured Obligations (whether or not then due), but without reducing or affecting in any manner the liability of such Guarantor under this Section 11.

Section 11.6    Waivers.  Except as otherwise set forth in the Loan Documents, each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Administrative Agent, any Lender, the L/C Issuer, or any other Person against the Borrower or any other Loan Party or other obligor, another guarantor, or any other Person.

Section 11.7    Limit on Recovery.  Notwithstanding any other provision hereof, the right of recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the lowest amount which would render such Guarantor’s obligations under this Section 11 void or voidable under Applicable Law, including fraudulent conveyance law.

Section 11.8    Stay of Acceleration.  If acceleration of the time for payment of any amount payable by the Borrower or other Loan Party or other obligor under this Agreement or any other Loan Document, or under any agreement relating to Hedging Liability or Bank Product Liability, is stayed upon the insolvency, bankruptcy or reorganization of the Borrower or such other Loan Party or obligor, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents, or under any agreement relating to Hedging Liability or Bank Product Liability, shall nonetheless be payable by the Guarantors hereunder forthwith on demand by the Administrative Agent made at the request or otherwise with the consent of the Required Lenders.

Section 11.9    Benefit to Guarantors.  The Loan Parties are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of the Borrower and the other Loan Parties has a direct impact on the success of each Guarantor. Each Guarantor will derive substantial direct and indirect benefit from the extensions of credit hereunder, and each Guarantor acknowledges that this guarantee is necessary or convenient to the conduct, promotion and attainment of its business.

Section 11.10    Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Section 11 in respect of Swap Obligations (provided that each Qualified ECP Guarantor shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Section, voidable under applicable Legal Requirements relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.10 shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.11    Guarantor Covenants. Each Guarantor shall take such action as the Borrower is required by this Agreement to cause such Guarantor to take, and shall refrain from taking such action as the Borrower is required by this Agreement to prohibit such Guarantor from taking.

[SIGNATURE PAGES TO FOLLOW]

This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWER:

BLUEGREEN VACATIONS CORPORATION

By:	/s/ Paul Humphrey
	Name:	Paul Humphrey
	Title:	Senior Vice President, Finance,
Capital Markets and Mortgage
Operations

[Signature Page to Second Amended and Restated Credit Agreement]

GUARANTORS:

BLUEGREEN VACATIONS UNLIMITED,
 INC.

BLUEGREEN HOLDCO, LLC

BLUEGREEN HOLDING CORPORATION

 (TEXAS)

BLUEGREEN LOUISIANA, LLC

BLUEGREEN MANAGEMENT RESOURCES,

 LLC

BLUEGREEN NEVADA, LLC
BLUEGREEN NEW JERSEY, LLC

BLUEGREEN PROPERTIES OF VIRGINIA,

 INC.

BLUEGREEN PURCHASING & DESIGN,
 INC.

BLUEGREEN RESORTS MANAGEMENT,
 INC.

BLUEGREEN SERVICING LLC

BLUEGREEN SPECIALTY FINANCE, LLC

BXG CONSTRUCTION, LLC

ENCORE REWARDS, INC.

GREAT VACATION DESTINATIONS, INC.

LEISURE CAPITAL CORPORATION

NEW ENGLAND ADVERTISING

 CORPORATION

PINNACLE VACATIONS, INC.

By:	/s/ Paul Humphrey
	Name:	Paul Humphrey
	Title:	Vice President

BLUEGREEN ASSET MANAGEMENT CORPORATION TFRI 2013-1 LLC

By:	/s/ Paul Humphrey
	Name:	Paul Humphrey
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

BLUEGREEN SOUTHWEST ONE, L.P.

By:	Bluegreen Southwest Land, Inc., as General Partner

By:	/s/ Paul Humphrey
	Name:	Paul Humphrey
	Title:	Vice President

BLUEGREEN BEVERAGE, LLC

By:	Bluegreen Vacations Unlimited, Inc., Its Sole Manager

By:	/s/ Paul Humphrey
	Name:	Paul Humphrey
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

LENDERS:

FIFTH THIRD BANK,
as a Lender, as L/C Issuer and as Administrative
Agent

By:	/s/ Trey Fogg
	Name:	Trey Fogg
	Title:	Vice President

[Signature Page to Second Amended and Restated Credit Agreement]

[NAME OF LENDER],
as a Lender

By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]

[NAME OF LENDER],
as a Lender

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Second Amended and Restated Credit Agreement]